Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SIGMA DESIGNS, INC.,

TORREY ACQUISITION CORP.,

BRETELON, INC.

And

Fortis Advisors LLC, as Stockholder Representative

Dated as of November 4, 2015

1

i

Article 3 REPRESENTATIONS AND WARRANTIES OF ACQUIRER		34

3.1	Organization	34
3.2	Authority	34
3.3	No Conflict with Other Instruments	34
3.4	Governmental Consents	34
3.5	Brokers or Finders	35
3.6	Merger Sub	35
3.7	Litigation	35

Article 4 CONDUCT PRIOR TO THE EFFECTIVE TIME		35

4.1	Conduct of Business of the Company	35
4.2	No Solicitation	38

Article 5 ADDITIONAL AGREEMENTS		39

5.1	Stockholder Approval	39
5.2	Access to Information	39
5.3	Confidentiality	40
5.4	Approvals	40
5.5	Notification of Certain Matters	40
5.6	Additional Documents and Further Assurances; Cooperation	41
5.7	Intellectual Property	41
5.8	Expenses	41
5.9	Public Disclosure	41
5.10	Termination of 401(k) Plans	42
5.11	Tax Matters	42
5.12	Directors’ and Officers’ Indemnification and Insurance	42
5.13	Termination of Affiliate Contracts	43
5.14	280G Waiver	43
5.15	Employees and Contractors	43
5.16	Company Equity Awards	44
5.17	Termination of Financing Statements	44
5.18	Transfer of Shares	44

Article 6 Tax Matters		44

6.1	Allocation of Taxes	44
6.2	Tax Contests	45
6.3	Cooperation	45
6.4	Certain Taxes and Fees	45
6.5	FIRPTA	46

Article 7 INDEMNIFICATION		46
7.1	Indemnification Holdback	46
7.2	Survival	47
7.3	Indemnity	47
7.4	Special Holdback Indemnity	48

7.5	Limitations on Indemnification	48
7.6	Indemnification Claims.	49
7.7	Resolution of Conflicts	50
7.8	Stockholder Representative; Expense Fund.	50
7.9	Actions of the Stockholder Representative	51
7.10	Third-Party Claims	52
7.11	Tax Effect of Indemnification Payments	52
7.12	Tax Indemnification	52
7.13	Effect of Investigation	52
7.14	Sole and Exclusive Remedy	53

Article 8 CONDITIONS TO THE MERGER		53

8.1	Conditions to Obligations of Each Party to Effect the Merger	53
8.2	Additional Conditions to Obligations of the Company	53
8.3	Additional Conditions to the Obligations of Acquirer and Merger Sub	54

Article 9 TERMINATION, AMENDMENT AND WAIVER		56

9.1	Termination	56
9.2	Effect of Termination	56
9.3	Amendment	57
9.4	Extension; Waiver	57

Article 10 MISCELLANEOUS PROVISIONS		57

10.1	Notices	57
10.2	Entire Agreement	58
10.3	Further Assurances; Post-Closing Cooperation	59
10.4	Remedies	59
10.5	Third Party Beneficiaries	59
10.6	Invalid Provisions	59
10.7	Governing Law	59
10.8	Headings	59
10.9	Counterparts; Electronic Transmission	59
10.10	Specific Enforcement	59
10.11	No Rescission	60
10.12	Construction	60
10.13	Privileged Communications and Work Product	60

Article 11 DEFINITIONS		61

11.1	Definitions	61

Exhibits

Exhibit A-1	Form of Letter of Acknowledgement
Exhibit A-2	Form of Noncompetition Agreement
Exhibit B-1	Form of Written Consent

Exhibit B-2	Form of Stockholder Agreement
Exhibit C	Certificate of Merger
Exhibit D-1	Form of Option Acknowledgement
Exhibit D-2	Form of Warrant Acknowledgement
Exhibit E-1	Form of Acquirer Officers’ Certificate
Exhibit E-2	Form of Acquirer Secretary’s Certificate
Exhibit F-1	Form of Company Officers’ Certificate
Exhibit F-2	Form of Company Secretary’s Certificate

Schedule A	Specified Liabilities
Schedule B	Key Employees
Schedule C	Knowledge Individuals
Schedule D	Company Paid Payables
Schedule E	Specified Party
Schedule F	Special Claims
Schedule 5.13	Affiliate Contracts
Schedule 8.3(d)	Third Party Consents

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of November 4, 2015, by and among SIGMA DESIGNS, INC., a California corporation (“Acquirer”), TORREY ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Acquirer (“Merger Sub”), BRETELON, INC., a Delaware corporation (the “Company”) and FORTIS ADVISORS LLC, a Delaware limited liability company, as Stockholder Representative (the “Stockholder Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 11.

RECITALS:

A.           The Boards of Directors of each of Acquirer, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to effect the merger hereafter provided for herein, in which Merger Sub would merge with and into the Company and the Company would become a wholly owned subsidiary of Acquirer (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

B.            Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, the Key Employees shall have executed and delivered to Acquirer a Letter of Acknowledgement in substantially the form attached hereto as Exhibit A-1 (the “Letter of Acknowledgement”) pursuant to which each Key Employee has acknowledged that he or she has been informed of the Merger and that he or she has no current intent to terminate his or her employment with the Company prior to or on the date of Closing. Additionally, concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, the individuals listed on Schedule C shall have executed and delivered to Acquirer, a Noncompetition Agreement in substantially the form attached hereto as Exhibit A-2, to be effective upon the Closing (the “Noncompetition Agreements”).

C.           Within twenty-four (24) hours of the execution of this Agreement, and as a material inducement to the willingness of Acquirer to enter into this Agreement, stockholders of the Company constituting the Required Stockholder Approval will execute and deliver (i) written consents in the form attached hereto as Exhibit B-1 (the “Written Consent”) and (ii) a stockholder agreement substantially in the form attached hereto as Exhibit B-2 (the “Stockholder Agreement”).

D.           The Company and Acquirer desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

E.            Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) each outstanding share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Closing Per Share Amount and, subject to the indemnification provisions set forth in Article 7, the Holdback Per Share Amount, the Special Holdback Per Share Amount and the Expense Fund Per Share Amount, and (ii) all outstanding Company Options and Company Warrants shall be cancelled and converted into the right to receive a portion of the Total Purchase Price on the terms and subject to the conditions set forth herein.

F.           Acquirer will withhold the Holdback Amount and Special Holdback Amount, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in Article 7.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

Article 1

THE MERGER

1.1          The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Delaware Code, Merger Sub shall be merged with and into the Company by filing a certificate of merger with the Secretary of State of the State of Delaware in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company is sometimes referred to herein as the “Surviving Corporation.”

1.2          Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place no later than three (3) Business Days following satisfaction or waiver of the conditions set forth in Article 8, at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, California, unless another place or time is agreed to by Acquirer and the Company (the “Closing Date”). On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Code (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by the parties and set forth in the Certificate of Merger being referred to herein as the “Effective Time”).

1.3          Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4          Certificate of Incorporation and Bylaws of Surviving Corporation.

(a)           At the Effective Time, the certificate of incorporation of Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as of the Effective Time to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended as provided by law and such certificate of incorporation and bylaws of the Surviving Corporation.

(b)          At the Effective Time, the bylaws of Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended as provided by such bylaws, the certificate of incorporation and applicable Legal Requirements.

1.5          Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation.

1.6          Effects on Capital Stock; Conversion.

(a)          Conversion of Merger Sub Stock. At the Effective Time, each share of common stock of Merger Sub that is issued and outstanding immediately before the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of common stock of Merger Sub are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time. Each certificate evidencing ownership of shares of common stock of Merger Sub will evidence ownership of such shares of common stock of the Surviving Corporation.

(b)          Conversion of Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately before the Effective Time (excluding Dissenting Shares), will, by virtue of the Merger, and without further action on the part of any holder thereof, be automatically converted into the right to receive, and shall be exchangeable for (subject to Article 7):

(i)     at the Effective Time, the Closing Per Share Amount;

(ii)     on the Special Holdback Distribution Date, any amounts that become payable in respect of such shares of Company Common Stock in the future from the Special Holdback Amount, as provided in this Agreement and subject to the contingencies specified herein;

(iii)     on the Holdback Distribution Date, any amounts that become payable in respect of such shares of Company Common Stock in the future from the Holdback Merger Consideration, as provided in this Agreement and subject to the contingencies specified herein; and

(iv)     on the Expense Fund Distribution Date, any amounts that may become payable in respect of such shares of Company Common Stock in the future from the Expense Fund, as provided in this Agreement and subject to the contingencies specified herein.

(c)           Cash Rounding. The amount of cash each holder of Company Common Stock is entitled to receive pursuant to Section 1.6(b) for the shares of Company Common Stock held by such holder as of immediately prior to the Effective Time shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock represented by any stock certificates held by such holder of Company Common Stock.

1.7           Company Options and Company Warrants.

(a)           Company Options. At the Effective Time, each Vested Company Option that is unexpired, unexercised and outstanding and that is held by a Person who has executed and delivered to Acquirer an Option Acknowledgment (as defined below) at least one (1) business day prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be, by virtue of the Merger and without any action on the part of Acquirer, Merger Sub, the Company, the holder of the Vested Company Option or any other Person, cancelled, and each holder of a Vested Company Option shall cease to have any rights with respect thereto other than the right to receive, upon the delivery to the Acquirer of an Option Acknowledgment (as defined below) by the holder of such Vested Company Option (i) an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Vested Company Option, multiplied by (y) the excess of the Closing Per Share Amount over the per share exercise price under such Vested Company Option, and (ii) any amounts that may become payable in respect of such Vested Company Options in the future from the Holdback Merger Consideration, Special Holdback Amount or Expense Fund Amount as provided in this Agreement, at the Holdback Distribution Date, Special Holdback Distribution Date or Expense Fund Distribution Date and subject to the contingencies specified herein. After the Effective Time, each holder of a Vested Company Option shall only be entitled to the payments described in this Section 1.7(a). At the Effective Time, all Company Options other than Vested Company Options subject to an effective and timely Option Acknowledgment shall be cancelled and extinguished without any consideration, the Company Stock Plan shall be terminated and no Person shall have any contractual or other right to acquire Company Common Stock pursuant to Company Stock Options.

(b)           Company Warrants. At the Effective Time, each Company Warrant that is unexpired, unexercised and outstanding shall, on the terms and subject to the conditions set forth in this Agreement, be, by virtue of the Merger and without any action on the part of Acquirer, Merger Sub, the Company, the holder of the Company Warrant or any other Person, cancelled, and each holder of a Company Warrant shall cease to have any rights with respect thereto other than the right to receive, upon the delivery to the Acquirer of a Warrant Acknowledgement (as defined below) by the holder of such Company Warrant (i) an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Warrant, multiplied by (y) the excess of the Closing Per Share Amount over the per share exercise price under such Company Warrant, and (ii) any amounts that may become payable in respect of such Company Warrants in the future from the Holdback Merger Consideration, Special Holdback Amount or Expense Fund Amount as provided in this Agreement, at the Holdback Distribution Date, Special Holdback Distribution Date and Expense Fund Distribution Date and subject to the contingencies specified herein. After the Effective Time, each holder of a Company Warrant shall only be entitled to the payments described in this Section 1.7(b).

(c)           The holders of all outstanding Company Options shall have executed and delivered to Acquirer waivers, in the form attached hereto as Exhibit D-1 (an “Option Acknowledgement”), and the holders of all outstanding Company Warrants shall have executed and delivered to Acquirer waivers, in the form attached hereto as Exhibit D-2 (a “Warrant Acknowledgement”), accepting the consideration provided by this Section 1.7 in lieu of any other consideration that might be claimed by any such holder, unconditionally and irrevocably waiving and releasing all right or claim that such holder might have or assert in respect of such consideration, and acknowledging that the Vested Company Options and Company Warrants shall terminate upon and may not be exercised after the Closing Date.

1.8           Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the Delaware Code and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent a right to receive the Closing Per Share Amount, Holdback Per Share Amount, Special Holdback Per Share Amount or Expense Fund Amount pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights and to receive such consideration funded solely from Acquirer as are granted by the Delaware Code.

(b)           Notwithstanding the provisions of Section 1.8(a) above, if any holder of shares of Company Common Stock who demands appraisal of such shares under the Delaware Code shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Closing Per Share Amount, Holdback Per Share Amount, Special Holdback Per Share Amount and Expense Fund Per Share Amount as provided in Section 1.6, without interest thereon, upon surrender to the Company of the certificate representing such shares in accordance with Section 1.9.

(c)           The Company shall give Acquirer (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the Delaware Code and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Delaware Code. The Company shall not, except with the prior written consent of Acquirer or as may be required under applicable Legal Requirements, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock or offer to settle or settle any such demands.

1.9           Payment.

(a)           Payment Agent. A party to be selected jointly by the Company and Acquirer, with consent to such selection not to be unreasonably withheld, conditioned or delayed, shall act as payment agent (the “Payment Agent”).

(b)           Payment Schedule. At the Closing, the Company shall deliver to Acquirer a definitive Payment Schedule (the “Payment Schedule”) certified by the Chief Executive Officer of the Company and accurately setting forth: (i) the Aggregate Merger Consideration, the Specified Liabilities, the Acquirer Loan Amount, the Company Third Party Expenses, the Total Purchase Price, the Closing Merger Consideration, the Holdback Merger Consideration, the Fully Diluted Share Number, the Closing Per Share Amount, the Holdback Per Share Amount, the Special Holdback Per Share Amount and Expense Fund Per Share Amount, (ii) the name, address and email address (to the extent available) of each holder of shares of Company Common Stock immediately prior to the Effective Time, the number of shares of Company Common Stock held by each Effective Time Holder as of the Effective Time, and the portion of the Closing Merger Consideration, Holdback Merger Consideration, Special Holdback Amount and Expense Fund Amount such holder may be entitled to receive, (iii) the name, address and email address (to the extent available) of each holder of Vested Company Options and Company Warrants as of immediately prior to the Effective Time, the number of shares of Company Common Stock for which such Vested Company Options and Company Warrants can be exercised by each such holder immediately prior to the Effective Time, the respective exercise prices of such Vested Company Options and Company Warrants, and the portion of the Closing Merger Consideration, Holdback Merger Consideration, Special Holdback Amount and Expense Fund Amount such holder may be entitled to receive; and (iv) each Effective Time Holder’s Pro Rata Share. A preliminary version of the Payment Schedule shall be provided by the Company to Acquirer at least three (3) business days prior to the Closing. Additionally, so that both parties are in agreement as to the calculations and flow of funds, concurrently with the execution of this Agreement, the Company shall provide to Acquirer a form of Payment Schedule which sets forth the items in (i) through (iv) above, using assumptions where appropriate.

(c)           Acquirer to Provide Cash. On Closing, Acquirer shall (i) pay in cash, by wire transfer, the Specified Liabilities and Company Third Party Expenses to the Company who shall promptly pay such applicable amounts to vendors unless the Company and Acquirer otherwise agree for Acquirer to make any such payments directly, in the amounts and pursuant to the wire instructions indicated on the Payment Schedule, provided, however, that Acquirer shall withhold $1,000,000 of the amounts owed to Synapse Design Automation, Inc. (“Synapse”) set forth on Schedule A or otherwise, and such amount shall become due and payable directly from Acquirer to Synapse in three parts when certain milestones are reached, as provided in the Amendment (as defined in Section 8.3(o)), (ii) deliver to the Payment Agent, by wire transfer, cash in an amount sufficient to permit payment of the applicable portion of the Closing Merger Consideration to the holders of Company Common Stock outstanding immediately prior to the Effective Time, calculated as set forth in Section 1.6, (iii) deliver to the Company, by wire transfer, for payment through the Company’s payroll, cash in an amount sufficient to permit the payment of the applicable portion of the Closing Merger Consideration to the holders of Vested Company Options held by Company employees, calculated as set forth in Section 1.7(a), and (iv) deliver to the Stockholder Representative the Expense Fund Amount. For the sake of clarity, (x) Acquirer shall retain the Acquirer Loan Amount in full satisfaction of all amounts owed by the Company to Acquirer pursuant to the Acquirer Loan, and thereafter the Acquirer Loan shall be deemed paid in full, and (y) Acquirer shall remit funds payable to holders of Company Warrants and Vested Company Options held by non-employees as set forth in Sections 1.7(a) and 1.7(b) directly to such holders.

1.10         Surrender of Certificates

(a)           Exchange Procedures. Promptly after the Effective Time, but in any event, within three (3) business days thereafter, the Payment Agent shall mail or otherwise deliver to each holder of record of Company Common Stock, whose shares were converted into the right to receive the Closing Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal in the form to be agreed upon by Ac     quirer and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Payment Agent), such agreement not be unreasonably withheld (the “Letter of Transmittal”); (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such Letter of Transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor an amount in cash equal to the portion of the Closing Merger Consideration that such holder has the right to receive pursuant to Section 1.6. The Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the right to receive the portion of the Closing Merger Consideration, Holdback Merger Consideration, Special Holdback Amount and Expense Fund Amount which shall be issued for such Company Common Stock.

(b)           Transfers of Ownership. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

(c)           No Liability. Notwithstanding anything to the contrary in this Section 1.10, neither the Payment Agent nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)           Dissenting Shares. The provisions of this Section 1.10 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquirer under this Section 1.10 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Closing Merger Consideration, Holdback Merger Consideration, Special Holdback Amount and Expense Fund Amount to which such holder is entitled pursuant to Section 1.6 hereof.

(e)           No Further Ownership Rights in Target Capital Stock. The Closing Merger Consideration delivered upon the surrender for exchange of shares of Company Common Stock and, if and when paid, the Holdback Merger Consideration, Special Holdback Amount and Expense Fund Amount, in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.10.

(f)           Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Closing Merger Consideration as may be required pursuant to Section 1.6; provided, however, that Acquirer or the Payment Agent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquirer, the Payment Agent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11        Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to effect the assignment to the Surviving Corporation of any and all Company Intellectual Property created by a founder, employee or consultant of the Company, or to complete and prosecute all domestic and foreign intellectual property filings related to such Company Intellectual Property, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

1.12         Withholding Rights. Each of the Surviving Corporation and Acquirer (or its designated affiliate or payroll agent) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Acquirer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the Disclosure Schedule (each of which exceptions, in order to be effective, shall either (i) clearly indicate the Section and, if applicable, the Subsection of this Article 2 to which it relates, or (ii) the applicability thereof shall be reasonably apparent to such Section(s) or Subsection(s)) delivered herewith and dated as of the date hereof, the Company hereby represents and warrants to Acquirer as follows:

2.1           Organization and Qualification; Subsidiaries.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has full corporate power and authority to (i) conduct its business as now conducted; (ii) to own, use, license and lease its Assets and Properties; and (iii) to perform its obligations under all Contracts to which it is a party. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect on the Company. Section 2.1 of the Disclosure Schedule sets forth each jurisdiction where the Company is so qualified or licensed to do business and separately lists each other jurisdiction in which the Company owns, uses, licenses or leases its Assets and Properties, or conducts business or has employees or engages independent contractors.

(b)           The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.

2.2           Authority Relative to this Agreement. Subject only to the requisite approval of the Merger and this Agreement and the transactions contemplated hereby by the stockholders of the Company, the Company has full corporate power and authority to execute and deliver this Agreement and each agreement contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company’s board of directors has (i) approved this Agreement, (ii) unanimously recommended as of the date of this Agreement that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, and otherwise approve, adopt and agree to the matters set forth in the Written Consent, and (iii) directed that this Agreement and the transactions contemplated hereby be submitted for a vote of the stockholders of the Company in order to obtain the Required Stockholder Approvals, and no such determination, recommendation or direction of the board of directors of the Company has been withdrawn, amended, modified or terminated. After obtaining the Required Stockholder Approvals, no other approvals of any holders of Company Common Stock in their capacity as holders of Company Common Stock are necessary in connection with the consummation by the Company of the transactions contemplated hereby (including the Merger) pursuant to applicable Legal Requirements and the Company’s certificate of incorporation or bylaws. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the board of directors of the Company, and no other action on the part of the board of directors of the Company is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement has been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Acquirer, and constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2.3          Capital Stock.

(a)          As of the date hereof, the authorized capital stock of the Company consists only of 45,000,000 shares of Company Common Stock, $0.0001 par value per share, of which 39,704,495 shares of Company Common Stock are issued and outstanding. Except for the Company Warrants and shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plan, there are not outstanding any options, warrants, rights (including conversion or preemptive rights and rights of first refusal), or agreements for the purchase or acquisition from the Company of, or obligations by the Company to issue, any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company’s Capital Stock. The Company has reserved an aggregate of 3,944,000 shares of Company Common Stock for issuance to employees, directors and consultants of the Company pursuant to the Company Stock Plan. Of such reserve, there are (i) 114,697 shares of Company Common Stock issued and outstanding as a result of exercises of options granted under the Company Stock Plan, (ii) 2,329,392 outstanding options to purchase shares of Company Common Stock under the Company Stock Plan, and (iii) 1,499,911 shares of Company Common Stock available for future grant under the Company Stock Plan. All such outstanding options have been issued in compliance with state and federal securities laws. There are zero (0) outstanding Unvested Company Options. The Company is not a party or subject to any agreement or understanding, and, to the best of the Company’s Knowledge, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.

(b)           The Company has delivered to Acquirer a spreadsheet (the “Spreadsheet”) which sets forth, as of the date hereof, with regard to each Person that is the registered owner of any shares of Company Common Stock and/or any Company Equity Award: (i) the name, addresses and where available, tax identification number for each such Person; (ii) the number of shares of Company Common Stock held by such Person and the applicable certificate number for the certificate representing such shares; and (iii) the Company Equity Awards held by such Person, the exercise price, vesting status and vesting schedule of such Company Equity Award, and whether such Company Equity Award is subject to any acceleration of vesting.

(c)           The number of such shares of Company Common Stock set forth on the Spreadsheet as being so owned, or subject to Company Equity Awards so owned, by each Person will constitute the record ownership of such Person in the issued and outstanding capital stock, voting securities or other securities of the Company. As of the Effective Time, no Person not disclosed in the Spreadsheet owns or will have a right to acquire any shares of Company Common Stock or Company Equity Awards from the Company. In addition, the shares of Company Common Stock or the Company Equity Awards disclosed in the Spreadsheet will be, as of the Effective Time, free and clear of any Encumbrances created by the certificate of incorporation or bylaws of the Company or any Contract to which the Company is a party or by which it is bound. Except as set forth on the Spreadsheet, there are no other shares of Company Common Stock or Company Equity Awards outstanding and there are no other Company Equity Awards, call, puts, derivative or convertible securities or any other right or commitment to (otherwise than pursuant to this Agreement) purchase, transfer, deliver or be issued equity securities of the Company or other securities convertible into shares of Company Common Stock. Section 2.3(c) of the Disclosure Schedule contains a true, complete and accurate list of each stock option plan, restricted stock or other equity-related stock plan of the Company (collectively, the “Company Stock Plans”).

(d)           All issued shares of Company Common Stock are, and any of the shares of Company Common Stock issued upon exercise of the Company Options or Company Warrants (subject to receipt of the exercise prices as provided therein) will be, validly issued and fully paid and not subject to repurchase or any rights of preemption or right of first refusal and not subject to any co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any Company Common Stock, except as otherwise set forth in the Company’s certificate of incorporation and bylaws. All outstanding securities of the Company have been issued in compliance with applicable Legal Requirements, including all applicable U.S. and foreign securities laws.

2.4           Company Financial Statements.

(a)           The Company has delivered to Acquirer its consolidated financial statements for the two fiscal years ended December 31, 2013 and December 31, 2014, and interim financial statements as of the Balance Sheet Date and the related financial statements for the nine months then ended (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Disclosure Schedule. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with generally accepted accounting principles as applied by the Company on a consistent basis (the “Company Accounting Principles”) (except that the unaudited Financial Statements do not contain footnotes) throughout the periods indicated and consistent with each other, and (iv) fairly present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount). The Company does not have any Liabilities of any nature other than (A) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of September 30, 2015 (the “Balance Sheet”), (B) those incurred in the conduct of the Company’s business since September 30, 2015 (the “Balance Sheet Date”) in the ordinary course of business consistent with past practice that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of law and (C) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with the Company Accounting Principles consistently applied.

(b)           The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with the Company Accounting Principles consistently applied and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company, the Company’s independent auditors nor, to the knowledge of the Company, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company, nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Balance Sheet as required by said Statement No. 5. There has been no change in the Company accounting policies since the Company’s inception, except as described in the Financial Statements.

(c)           Schedule 2.4(c) of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

(d)          Schedule 2.4(d) of the Disclosure Schedule sets forth a true, correct and complete list of all Indebtedness of the Company, including, for each item of Indebtedness, the Contract governing the Indebtedness and the interest rate, maturity date and any assets or properties securing such Indebtedness. All Indebtedness of the Company may be prepaid at the Closing without penalty under the terms of the Contracts governing such Indebtedness.

2.5          Books and Records; Organizational Documents. The minute books and stock record books and other similar records of the Company have been made available previously to Acquirer or its counsel prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such minute books contain a true and complete record of all material actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of the Company from the date of the Company’s organization through the date hereof. The Company has prior to the execution of this Agreement made available to Acquirer true and complete copies of its certificate of incorporation and bylaws, both as amended through the date hereof. The Company is not in violation of any provisions of its certificate of incorporation or bylaws.

2.6           Ordinary Course and No Material Adverse Change.

(a)           Since the Balance Sheet Date and through the date hereof, the business of the Company has been conducted only in the ordinary course of business, consistent with past practice; and during such period no dividend or distribution has been declared or made by the Company; and during such period there has not occurred any Material Adverse Effect on the Company and the Company has not agreed to or arranged to do any of the foregoing.

(b)          Since the Balance Sheet Date until the date hereof, the Company has not:

(i)     incurred or committed to incur any:

(1)	capital expenditures in excess of $10,000 in the aggregate; or

(2)	indebtedness in excess of $10,000.

(ii)     acquired or agreed to acquire:

(1)	any asset for a consideration higher than its market value at the time of acquisition or otherwise than in the ordinary course of business or

(2)	any business or substantial part of it or any share or shares in a body corporate; or

(3)

(a) any right or other asset from any other Person, (b) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (c) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices, in each case in an aggregate amount in excess of $10,000;

(iii)    disposed of or agreed to dispose of any of its assets or licensed any of its intellectual property, except in the ordinary course of business consistent with past practice and for full value;

(iv)    (a) entered into or permitted any of its material assets owned or used by it to become bound by any Contract or (b) amended or prematurely terminated, or waived any material right or remedy under, any such Contract, in each case, to the extent the aggregate value of such Contract exceeds $10,000;

(v)    repaid wholly or in part any loan except upon the due date or dates for repayment;

(vi)    failed to pay or otherwise satisfy any material liabilities presently due and payable;

(vii)   issued any shares of Company Common Stock, increased its authorized capital stock, purchased or redeemed any shares, reduced or re-organized its share capital or agreed to do so;

(viii)  amended or waived any of its rights under, or permitted the acceleration of vesting under, (a) any provision of the Company Option Plan, or (b) any provision of any agreement evidencing any outstanding Company Equity Award;

(ix)    there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

(x)     repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than reacquisition of unvested shares upon termination of employment;

(xi)    has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(xii)   has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Liens, except for pledges of immaterial assets and Liens made in the ordinary course of business and consistent with the Company’s past practices;

(xiii)  (a) lent money to any Person (other than pursuant to routine travel and other work-related advances made to employees in the ordinary course of business), or (b) incurred or guaranteed any indebtedness for borrowed money;

(xiv)  (a) established or adopted any Employee Benefit Plan, (b) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (c) hired any new employee;

(xv)  changed any of its methods of accounting or accounting practices in any respect, except as required by Law or GAAP;

(xvi)  made any separately filed Tax election;

(xvii) commenced or settled any Legal Proceeding, or received any notice, whether written or otherwise, that any Person commenced or threatened to commence a Legal Proceeding involving the Company;

(xviii) entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices;

(xix)    increased or modified the compensation or benefits payable or to become payable by the Company to any of its directors, officers, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Treasury Regulation 1.409A-1 et seq, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company consistent with past practice), and the Company has not has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons; and

(xx)     agreed or committed to take any of the actions referred to in clauses “(i)” through “(xix)” above.

(c)          The Company has made available previously to Acquirer any documents requested by Acquirer and relating to indebtedness, loans and other financial facilities available to the Company, and the Company has not received any written notice that the continuance of any of those facilities might be materially adversely affected or prejudiced.

(d)          As of the date hereof, the Company is not in default under, or in breach of, any of the material terms of any loan capital, borrowing, debenture or financial facility of the Company.

(e)          As of the date hereof, the Company is not, nor has the Company agreed to become, bound by any guarantee, indemnity, surety or similar commitment which has not be reflected in the Financial Statements.

(f)           As of the date hereof, the Company does not have any credit cards issued in its own name or that of any officer or employee of the Company or any person connected with any officer or employee.

(g)          The Company has not received any grants, allowances, loans or financial aid of any kind from any Government or Regulatory Authority which may become liable to be refunded or repaid in whole or in part.

(h)          The Company has not engaged in financing of a type which is not required to be, or has not been, shown or reflected in the Financial Statements.

2.7          Insurance Coverage. The Company has made available previously to Acquirer true, correct and complete copies of all policies of insurance issued at the request or for the benefit of the Company. Such policies are and will be outstanding and duly in force on the Closing Date and, unless the Company determines otherwise after the Closing, at least one month following the Closing Date. To the Company’s Knowledge, there are no circumstances that will (i) lead to a claim against such insurance or (ii) lead to any such insurance being revoked, violated or not renewed in the ordinary course.

2.8          Real Property.

(a)          The Company does not own any real property.

(b)          Section 2.8(b) of the Disclosure Schedule sets forth a list of all real property currently leased, licensed or subleased by the Company or otherwise used or occupied by the Company (the “Leased Real Property”). All documents related to such lease, license, sublease, use or occupation (the “Lease Documents”) are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any material existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s Knowledge, any third party under any of the Lease Documents, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. Except as set forth on Section 2.8(b) of the Disclosure Schedule, (i) no parties other than the Company has a right to occupy any material Leased Real Property, (ii) the Leased Real Property is used only for the operation of the business of the Company, (iii) the Leased Real Property and the physical assets of the Company are, to the Company’s Knowledge, in all material respects, in good condition and repair, subject to ordinary wear and tear, (iv) the Leased Real Property is in compliance, to the Company’s Knowledge, in all material respects, with all applicable Legal Requirements and (v) to the Company’s Knowledge, the Company will not be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under FASB Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations” and FASB Interpretation 47, “Accounting for Conditional Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for the Leased Real Property.

(c)           The Company has made available previously to Acquirer true, correct and complete copies of all Lease Documents.

2.9           Valid Title. Section 2.9 of the Disclosure Schedule lists all of the Company’s material tangible properties and assets, real, personal and mixed. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, reflected in the latest Financial Statements, free and clear of any Liens except (a) with respect to Liens securing obligations reflected in the Financial Statements, (b) (i) statutory liens for Taxes or other payments that are not yet due and payable; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (v) statutory purchase money liens; and (vi) any other Permitted Liens; and (c) such imperfections of title and Liens, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties. The rights, properties and assets presently owned, leased or licensed by the Company include all rights, properties and assets necessary to permit the Company to conduct its business in all material respects in the same manner as its business has been conducted as of the date hereof.

2.10         Intellectual Property.

(a)           Section 2.10(a) of the Disclosure Schedule lists all (1) Company Registered Intellectual Property, (2) all trademarks and service marks that the Company has used with the intent of creating or benefiting from any common law rights relating to such marks, and (3) any proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(b)           The Company has all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Company Intellectual Property necessary to the conduct of its business as currently conducted.

(i)     Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.10(a) of the Disclosure Schedule, is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License disclosed under Section 2.10(f) of the Disclosure Schedule and standard Licenses for off-the-shelf, shrink-wrap software or “open source” code that is commercially available on reasonable terms to any Person for a license fee of no more than $5,000) and is free and clear of any Liens (other than Permitted Liens). Without limiting the generality of the foregoing, the Company owns exclusively all trademarks, service marks and trade names, and applications therefore, used by the Company in connection with the operation or conduct of the business of the Company as currently conducted, including the sale of any products or technology or the provision of any services by the Company; provided, however, that the Company may use trademarks, service marks and trade names of third parties which are licensed to the Company, as disclosed under Section 2.10(f) of the Disclosure Schedule, or are in the public domain.

(ii)     Without limiting the generality of the foregoing, the Company owns exclusively, and has good title to, each copyrighted work that is a product of the Company and each other work of authorship that the Company otherwise purports to own or is used by the Company in connection with the operation or conduct of the business of the Company as currently conducted or provision of services by the Company, other than works that the Company otherwise has sufficient rights to so use.

(c)           To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a written agreement with such Person with respect thereto and the Company has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property as disclosed under Section 2.10(f) of the Disclosure Schedule.

(d)           The Company has not transferred ownership of any Intellectual Property that is or was Company Intellectual Property, to any other Person.

(e)           To the Company’s Knowledge, the Company Intellectual Property constitutes all the currently existing Intellectual Property used in and/or necessary to the conduct of the business of the Company as it currently is conducted, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company (including products, technology, or services currently under development).

(f)            Section 2.10(f)(i) of the Disclosure Schedule lists all Contracts (including all inbound Licenses) to which the Company is a party that grant licenses to Intellectual Property, other than standard Licenses for off-the-shelf, shrink-wrap software or “open source” code that is commercially available on reasonable terms to any Person for a license fee of no more than $10,000. The Company is not in breach of, nor has it failed to perform under any of the foregoing Contracts and Licenses and, to the Company’s Knowledge, no other party to such Contracts and Licenses is in material breach of or has materially failed to perform thereunder.

(g)          Section 2.10(g)(i) of the Disclosure Schedule lists all Contracts, Licenses and agreements between the Company and any other Person, other than standard Licenses for off-the-shelf, shrink-wrap software or “open source” code that is commercially available on reasonable terms to any Person for a license fee of no more than $10,000, wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company. The Company is not in breach of, nor has it failed to perform under any of the foregoing Contracts, Licenses and agreements and, to the Company’s Knowledge, no other party to such Contracts, Licenses and agreements is in breach of or has failed to perform thereunder.

(h)           To the Company’s Knowledge, the operation of the business of the Company as currently conducted, including the Company’s design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company, does not (A) infringe or misappropriate the Intellectual Property of any Person, (B) violate any term or provision of any License or Contract concerning such Intellectual Property, (C) violate the rights of any Person (including rights to privacy or publicity), or (D) constitute unfair competition or an unfair trade practice under any Law, and the Company has not received written notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of third party patent or other Intellectual Property rights from a potential licensor of such rights, nor is the Company aware of any basis for any such claim.

(i)            To the Company’s Knowledge, each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions where the Company has filed documents for such purpose, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except where such failure to pay such fees or file such documents could not reasonably be expected to have a Material Adverse Effect on the Company. In each case in which the Company has acquired ownership of any Intellectual Property rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to the Company and, to the maximum extent provided for by and required to protect the Company’s ownership rights in and to such Intellectual Property in accordance with applicable Legal Requirements, the Company has recorded each such assignment of Company Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in any foreign jurisdiction where the Company has filed documents for such purpose, as the case may be, except where failure to do so could not reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s Knowledge: (i) the Intellectual Property owned by the Company is subsisting, in full force and effect, is valid and enforceable, and (in the case of Company Registered Intellectual Property) has not expired or been cancelled or abandoned; and (ii) in the case of Company Registered Intellectual Property, all necessary prosecution, registration, maintenance and renewal fees due on or before the Closing Date have been made, and all documents, recordations and certificates, required as of the Closing Date for the purposes of maintaining such Company Registered Intellectual Property have been filed. Without limiting the foregoing, to the Company’s Knowledge, no information, materials, facts, or circumstances exist, including any information or fact that constitutes prior art, that renders any of the Company Registered Intellectual Property invalid or unenforceable, or renders any pending application for any Company Registered Intellectual Property invalid or unenforceable. The Company has not misrepresented, or failed to disclose, and is not aware of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise render any Company Registered Intellectual Property invalid or unenforceable.

(j)            There are no Contracts or Licenses between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (or, to the Company’s Knowledge, facts that may reasonably lead to a dispute) known to the Company, including any dispute or facts that will likely lead to a dispute regarding the scope of the Intellectual Property rights granted in such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company thereunder.

(k)           To the Company’s Knowledge, no Person is infringing or misappropriating any Company Intellectual Property owned by the Company and (i) the Company has not has asserted or threatened in writing or orally any claim against any Person alleging any infringement, misappropriation or violation of any Intellectual Property owned by the Company and (ii) the Company is not aware of any facts or circumstances which could give rise to a such claim.

(l)            The Company has taken commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form previously provided to Acquirer, all current and former employees, consultants and independent contractors of the Company have executed such an agreement and no current or former employee, consultant or contractor has excluded any works or inventions relevant to the Company’s business from his or her proprietary information, confidentiality and invention and copyright assignment agreement.

(m)          No Company Intellectual Property owned by the Company, or any product, technology or service of the Company, or to the Company’s Knowledge, any other Company Intellectual Property, is subject to any Order, Action or Proceeding or “march in” rights that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

(n)           To the Company’s Knowledge, no (i) product, technology, service or publication authorized by the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising.

(o)           Neither this Agreement nor any transactions contemplated by this Agreement will result in Acquirer’s or the Surviving Corporation granting any rights or licenses with respect to the Intellectual Property of Acquirer or the Surviving Corporation to any Person pursuant to any Contract to which the Company is a party or by which any of its Assets and Properties are bound. Neither this Agreement nor any transaction contemplated by this Agreement will result in the loss of any ownership or License rights of the Surviving Corporation from and after the Closing Date in any of the Company Intellectual Property or require or obligate Acquirer or the Surviving Corporation (i) to grant to any third party any rights or licenses with respect to any Company Intellectual Property; or (ii) to pay any royalties or other amounts other than any rights, licenses and obligations due in the ordinary course under Contracts and Licenses existing on the date hereof. Neither this Agreement nor any transaction contemplated by this Agreement will give to any third party the right to terminate, in whole or in part, any material Contracts or Licenses to which the Company is a party with respect to any Intellectual Property.

(p)           Section 2.10(p) of the Disclosure Schedule sets forth a list of all software which the Company has licensed from any third party which is used by the Company in its products, in providing services or otherwise in its business (other than standard off-the-shelf, shrink-wrap software that is commercially available on reasonable terms to any Person for a license fee of no more than $10,000). None of the Company Intellectual Property includes any software that requires as a result of the Company’s use, modification and/or distribution of such software that such software or other software that is incorporated into, derived from or distributed with such software (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making derivative works or modifications; or (3) be redistributable at no or minimal charge, including but not limited to, software licensed or distributed pursuant to any of the following licenses or distribution models similar to any of the following: (A) GNU General Public License (GPL or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL) or the Apache Server License; or (F) the Common Public License. The Company has all rights necessary to the use of such software, “freeware,” “shareware” and “open source” code.

(q)           Section 2.10(q) of the Disclosure Schedule identifies each Contract pursuant to which the Company has deposited with an escrow agent or any other Person, any of its RTL code or computer software and code, in a form other than object code form, including related programmer comments and annotations, which may be printed out or displayed in readily human readable form (“Source Code”). The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a release of any Source Code owned by the Company or the grant of incremental rights to a Person with regard to such Source Code. The Company has not taken any action that will, or would reasonably be expected to, result in the disclosure or delivery of any Source Code owned by the Company under any Contract or to any third party not a party to a nondisclosure agreement with the Company.

(r)            The Company has taken reasonably necessary and customary steps to protect and preserve its exclusive ownership of Company Intellectual Property to the extent that it had or has the right to do so. The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property. In the event that a consultant is (or was) concurrently employed by the Company and a third party, the Company has taken reasonable steps to ensure that any Company Intellectual Property developed by such a consultant does not belong to and is not licensed to the third party or conflict with the third party’s employment agreement.

2.11         Contracts.

(a)           Section 2.11(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies of which or, if none, reasonably complete and accurate written descriptions thereof, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available previously to Acquirer prior to the execution of this Agreement), to which the Company is a party or by which any of its Assets and Properties is bound:

(i)        any Contract that is not terminable by the Company upon thirty (30) days (or less) notice by the Company without penalty or obligation to make payments based on such termination;

(ii)       all partnership or joint venture Contracts;

(iii)      all Contracts relating to Indebtedness in an amount of $10,000 (other than Permitted Indebtedness);

(iv)     any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP (other than Permitted Indebtedness);

(v)     all Contracts entered into outside the ordinary course of business (A) with independent contractors, distributors, dealers, manufacturers’ representatives, sales agencies or franchisees, (B) with aggregators, manufacturers and equipment vendors, and (C) with respect to the sale of services, products or both, to customers;

(vi)     all guarantees of any Indebtedness or other obligations to any Person, including, but not limited to, any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person (other than Permitted Indebtedness);

(vii)     all Contracts between or among the Company, on the one hand, and any current officer, director, stockholder, Affiliate or Associate of the Company or any Associate of any such officer, director, stockholder or Affiliate, on the other hand;

(viii)     all collective bargaining or similar labor contracts;

(ix)     all Contracts that (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness (other than Permitted Indebtedness), to incur or suffer to exist any Lien (other than Permitted Liens), to purchase or sell any Assets and Properties, (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition or (C) require the Company to maintain insurance in certain amounts or with certain coverages;

(x)     any Contract that expires or may be renewed at the option of any Person other than the Company, so as to expire more than one (1) year after the date of this Agreement;

(xi)     any Contract containing any covenant (A) limiting in any material respect the right of the Company to engage or compete in any line of business or in any area or territory, to make use of any material Intellectual Property owned by the Company or to compete with any Person, (B) granting any exclusive distribution rights, (C) providing “most favored nations” terms for Company products or services, in each case, where such Contract adversely affects or would reasonably be expected to adversely affect the right of the Company to sell, distribute or manufacture any Company products or services or material Intellectual Property owned by the Company or to purchase or otherwise obtain any material software, components, parts or subassemblies; and

(xii)     all powers of attorney and comparable delegations of authority; and

(xiii)    all other Contracts not otherwise required to be disclosed above in Section 2.11(a) hereof, the loss of which could reasonably be expected to have a Material Adverse Effect on the Company.

(b)           Each Contract to which the Company is a party required to be disclosed in Section 2.11(a) of the Disclosure Schedule is in full force and effect with the respect to the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to and limited by the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally.

(c)           Except as set forth in Section 2.11(b) of the Disclosure Schedule:

(i)       the Company has not violated or breached, or committed any default under, any Contract to which it is a party in any material respect, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any such Contract in any material respect;

(ii)      since the Balance Sheet Date, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Contract; and

(iii)     since the Balance Sheet Date, the Company has not waived any of its material rights under any material Contract.

(d)           The Company is not a party to or bound by any Contract that automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement.

2.12         Employee Benefits.

(a)           Section 2.12(a) of the Disclosure Schedule sets forth (i) a true, correct and complete list of each Employee Benefit Plan; (ii) for each Employee Benefit Plan listed in subpart (i) above, where applicable, the following information: (A) whether such plan is fully-insured, self-insured or a combination thereof, and if so, the portion of the plan applicable to each; (B) each applicable insurance policy (including the insurance carrier, policy number, and name of policyholder, as well as the stop-loss policy); (C) any service contracts or other agreements providing for a requirement to maintain or offer benefits under such plan to Company Employees; and (D) whether such plan is a PEO Plan. The Company has made available to Acquirer, for each Employee Benefit Plan, the name of each employee who is eligible for or receiving benefits under such plan. The Company does not have any liability, contingent or otherwise, with respect to any compensation or benefit plans, policies, agreements or arrangements (other than Employee Benefit Plans) that covered employees directors, former employees, or former directors of the Company and that were terminated or expired prior to the date hereof, and there are no pending or threatened claims or litigation relating to such expired or terminated plans, policies agreements or arrangements (other than routine claims for benefits).

(b)           No Employee Benefit Plan (i) is a “multiemployer plan” as defined in Code Section 414(f) or a plan funded through a “voluntary employees’ beneficiary association” within the meaning of Code Sections 501(c)(9) and 505, and the Company and its ERISA Affiliates have not withdrawn at any time from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, or (ii) provides health, medical or life insurance benefits to current or future former employees of the Company other than as required by applicable state and local laws and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Company has complied with the applicable requirements of COBRA with respect to any former employees (and any of their beneficiaries) of the Company. Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to (or has ever sponsored, maintained or been required to contribute to) an employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code. Except for certain PEO Plans, no Employee Benefit Plan is a “multiple employer plan” subject to Code Section 413(c) or a “multiple employer welfare arrangement” as defined in ERISA Section 3(40).

(c)           Each Employee Benefit Plan has been maintained and administered in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements. To the Company’s Knowledge, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion letter from the Internal Revenue Service on the pre-approved form of such Employee Benefit Plan, and there are no facts that would reasonably be expected to adversely affect such qualification. Other than for PEO Plans, the Company has satisfied any and all bond coverage requirements of ERISA with respect to each Employee Benefit Plan.

(d)           Neither the Company nor any ERISA Affiliate has engaged in any transaction with respect to any Employee Benefit Plan that would subject the Company to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements. There are no actions, suits, proceedings, claims, or Governmental or Regulatory Authority investigations or inquiries (other than routine claims for benefits by employees, beneficiaries or dependents of such employees arising in the normal course of operation of an Employee Benefit Plan) pending, or to the Company’s Knowledge, threatened, with respect to any Employee Benefit Plan or any fiduciary or sponsor of an Employee Benefit Plan with respect to their duties under such Employee Benefit Plan or the assets of any trust under any such Employee Benefit Plan.

(e)           With respect to each Employee Benefit Plan, the Company has made available to Acquirer copies, to the extent applicable, of (i) the plan and any amendments thereto (or, in the case of any unwritten Employee Benefit Plan, a description of the material terms thereof); (ii) trust documents or other funding agreements; (iii) the most recent summary plan description; (iv) the three (3) most recent annual report (Form 5500 series) and nondiscrimination testing results (if available); (v) other than for PEO Plans the most recent financial statements or actuarial valuations; (vi) the most recent Internal Revenue Service determination or opinion letter for all plans intended to be qualified under the Code; (vii) any associated administrative agreements or insurance policies, provided that for each PEO Plan this will only include such agreements and policies that are made available to employers in the respective PEO Plan; (viii) other than for PEO Plans all reports, letters or other communications from the relevant Governmental or Regulatory Authorities regarding each Employee Benefit Plan; and (ix) to the Company’s Knowledge, all reports, letters or other communications from the relevant Governmental or Regulatory Authorities relating to the PEO Plans.

(f)           With respect to each Employee Benefit Plan other than the PEO Plans, no audits, inquiries, proceedings or administrative actions have been initiated or, to the Company’s Knowledge, threatened, by a Governmental or Regulatory Authority. With respect to the PEO Plans, to the Company’s Knowledge, no audits, inquiries, proceedings or administrative actions have been initiated or threatened by a Governmental or Regulatory Authority.

(g)          All contributions, premiums or other payments for the Employee Benefit Plans attributable to all periods prior to the Closing Date have been made on a timely basis and within the time limits prescribed by ERISA or other applicable Legal Requirement or have been corrected in accordance with the Department of Labor’s guidance under the Voluntary Fiduciary Correction Program or other applicable correction program, and no resulting excise taxes or other penalties are reasonably expected to result.

(h)           Neither the Company nor, to its Knowledge, any Employee Benefit Plan fiduciary (as defined in ERISA Section 3(21)), has engaged in any transaction in violation of ERISA Section 406(a) and (b) (except in compliance with an applicable exemption under ERISA Section 408) or any “prohibited transaction” (as defined in Section 4975(c)(2) or Section 4975(d) of the Code). The Company has no Liabilities for any excise taxes imposed by Chapter 43 of the Code.

(i)            All Employee Benefit Plans that provide “qualified benefits,” as defined in Section 125(f) of the Code, are designed and operated in a manner that does not require participants to include in taxable income any amount owing to the provision of benefits under, or the choice of benefits among, such Employee Benefit Plans (including the choice of cash or qualified benefits).

(j)            The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former director, officer, employee or consultant of the Company to severance pay, termination pay, unemployment compensation or any other payment or benefit; (ii) accelerate the time of payment or vesting of benefits, or increase the amount of compensation, due to any such director, officer, employee or consultant; (iii) trigger any funding obligation under any Employee Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Employee Benefit Plan; (iv) trigger any payment of compensation or benefits or forgiveness of indebtedness under, increase the amount payable under or trigger any other obligation pursuant to any of the Employee Benefit Plans; or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). The consummation of the transactions contemplated by this Agreement will not (either along with or upon the occurrence of any additional or subsequent events) result in a nondeductible expense to the Company pursuant to Section 280G of the Code (without regard to Section 280G(b)(4) or 280G(b)(5)) or an excise tax to any employee of the Company pursuant to Section 4999 of the Code. No current or former director, officer, employee or consultant of the Company is entitled to receive any gross-up or additional payment by reason of the tax required by Section 4999 of the Code being imposed on such person.

(k)           The Company does not have any Liabilities relating to unfunded obligations with respect to Employee Benefit Plans that are retirement or supplemental benefit plans, or with respect to any other Employee Benefit Plans that are not fully accrued on the Interim Financial Statements. Section 2.12(k) of the Disclosure Schedule lists each Employee Benefit Plan that is in whole or in part a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), and each such plan (or the applicable portion thereof) complies in form, and has been maintained and operated in compliance, with Section 409A of the Code and all guidance and regulations issued thereunder. No current or former director, officer, employee or consultant of the Company is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A of the Code being imposed on such person.

(l)            With respect to each Employee Benefit Plan other than the PEO Plans, there are no restrictions on the ability of the sponsor of the Employee Benefit Plan to amend or terminate the Employee Benefit Plan, the Company has expressly reserved in itself the right to amend, modify or terminate any such Employee Benefit Plan, or any portion thereof, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right. With respect to each PEO Plan, there are no restrictions on the Company’s ability to amend or terminate its participation in and obligations with respect to such PEO Plan and except as set forth in Section 2.12(l) of the Disclosure Schedule without material additional cost or expenses, the Company has expressly reserved in itself the right to amend, modify or terminate any such participation and obligations, or any portion thereof, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right.

2.13         Labor and Employment Matters.

(a)           Section 2.13(a)(i) of the Disclosure Schedule sets forth complete and accurate list of (i) all employees of the Company as of the date hereof (the “Company Employees”) together with their titles or positions, job descriptions, dates of hire, regular work location, the aggregate cash compensation paid for the most recently completed fiscal year, exempt or non-exempt status, 2014 and 2015 base salary (for exempt employees) or hourly rate (for non-exempt employees), 2014 and 2015 bonus and commission opportunity, accrued deferred compensation, accrued and unused vacation, sick and other paid time off, visa or other similar permit (where applicable) under which such a Company Employee is working for the Company and the dates of issuance and expiration of such visa or other similar permit; and (ii) all consultants and other independent contractors to the Company who have rendered services to the Company within the last twelve (12) months together with the aggregate cash compensation paid for the most recently completed fiscal year. The employment of each of the Company Employees is terminable at will, without cause or prior notice and without liability. No Company Employee is absent from work on disability leave or extended leave of absence or receiving workers’ compensation benefits. To the Company’s Knowledge, no executive or management level employee or group of employees or independent consultant of the Company has any plans to terminate employment with or services to the Company.

(b)          Section 2.13(b)(i) of the Disclosure Schedule lists all Company Employees and any independent contractors covered by any written employment, change-in-control, non-competition, non-solicitation, consulting or severance agreement with the Company, and the Company has provided or made available to the Acquirer current and complete copies of each such agreement, as well as copies of any confidentiality or other agreement covering proprietary processes, formulae or information applicable to any such Person, including in each case any applicable amendments (the “Employment and Services Agreements”). Section 2.13(b)(ii) of the Disclosure Schedule sets forth a list of each instance in the last five (5) years in which the Company has sought to enforce an Employment and Services Agreement, including but not limited to formal proceedings, and describes the circumstances and outcome of each such attempt.

(c)           The Company is in compliance with all applicable Legal Requirements concerning Company Employees’ and former employees’ authorization to work in the United States, including but not limited to, employment documentation and immigration Legal Requirements. A list of the Company Employees who are working for the Company in the United States under a visa or other similar authorization is set forth on Section 2.13(c) of the Disclosure Schedule.

(d)           The Company has paid in full to all of the Company Employees and former employees (and current and former members) of the Company all compensation, including, but not limited to, wages, salaries, commissions, bonuses, guaranteed payments, benefits and severance or any other amounts due upon termination of employment accrued and due to be paid.

(e)           There are no and have not been any controversies or labor disputes, labor slowdowns or union organization activities, picketing or strikes pending or, to the Company’s Knowledge, threatened between the Company and any of the Company Employees or former employees. None of the Company Employees belongs to any union or collective bargaining unit. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to Company Employees. No labor union has been certified by the National Labor Relations Board (or similar foreign body) as bargaining agent for any of the Company Employees. Each Company Employee has been properly classified as exempt or non-exempt under applicable Legal Requirements. The Company has not received any claim or notice from any Governmental or Regulatory Authority to the effect that it has improperly classified the exempt/non-exempt status of any Company Employee, and, to the Company’s Knowledge, there is no basis for any such claim. No individual classified as of the date hereof by the Company as an independent contractor or other non-employee status would be deemed an employee or common-law employee under any Employee Benefit Plan or applicable Legal Requirement. The Company has complied with all applicable foreign, state and federal equal employment opportunity, discrimination in employment, leave, reasonable accommodation, confidentiality, wage and hour laws, occupational health and safety and any other Legal Requirement related to employment or working conditions, including the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) or any similar Legal Requirement, and the verification requirements and the recordkeeping requirements of the Immigration Reform and Control Act of 1986 or its successor, and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, without complying with the WARN Act and any similar Legal Requirement, and, during the ninety (90)-day period preceding the date hereof, Company Employees have not suffered an “employment loss” (as defined in the WARN Act or any similar Legal Requirement) attributable to the Company. With respect to each employee of the Company whose employment has been terminated for any reason, the Company has complied with all applicable labor, wage and employment Legal Requirements in terminating the employment of such employees, has paid all such terminated employees all compensation and benefits due such terminated employees and obtained from them the return of all property and confidential information (and copies thereof) of the Company.

2.14         Compliance, Licenses and Consents.

(a)           The Company has maintained and is in compliance in all material respects with the terms of all Governmental and Regulatory Authority approvals, permissions, authorizations and/or licenses required to be obtained by it in connection with the conduct of its business as presently conducted, and none of such approvals, permissions, authorizations and/or licenses has been obtained on terms which have not been performed in all material respects by the Company.

(b)           To the Company’s Knowledge, it has not received any written notice that any material license, consent, permission, authorization or approval currently held by the Company that is necessary for the carrying on the business as currently conducted is likely to be revoked, suspended or cancelled.

(c)           The Company is in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws and no claim has been made by any Governmental or Regulatory Authority to the Company of any such non-compliance and, to the Company’s Knowledge, there exists no ground for any such claim. The Company has not committed nor is it liable for, and no claim has been made that it has committed or is liable for, any criminal act.

(d)           The Company is not the subject of any Order, and, to the Company’s Knowledge, no proceedings in respect thereof have been commenced. The Company has not received written notification that any investigation or inquiry is being, or has been, conducted by, or received any written request for information from any Governmental or Regulatory Authority.

(e)           Each agreement or transaction made between the Company and a stockholder or an Affiliate of a stockholder of the Company has been made on arm’s length basis and in compliance with all applicable Legal Requirements.

2.15         Approvals.

(a)           Section 2.15(a) of the Disclosure Schedule contains a list of all Approvals of Governmental or Regulatory Authorities relating to the business conducted by the Company which are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement (other than the filing of the Certificate of Merger, together with the required officers’ certificates, and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws).

(b)          Section 2.15(b) of the Disclosure Schedule contains a list of all Approvals which are required to be given to or obtained by the Company from any and all third parties other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

(c)           All Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company as it is currently being conducted are set forth in Section 2.15(c)(1) of the Disclosure Schedule. The Company has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company in the manner as it is currently being conducted and there has been no written notice received by the Company of any material violation or material non-compliance with any such Approvals.

(d)           Following the Required Stockholder Approvals, no other votes of the holders of any of the Company Common Stock are necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

2.16         Tax.

(a)           All Tax Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and such Tax Returns were, when filed, true, complete and correct in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of the Company under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are due and payable by the Company (whether or not shown on such Tax Returns). The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. No Person holds Company stock that is subject to a substantial risk of forfeiture within the meaning of Section 83(b) of the Code as of the date hereof. There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable. The Company has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise Tax Returns other than as a member of a group of which the Company is the ultimate parent for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

(b)           The amount of the Company’s liabilities for unpaid Taxes for all periods through the Balance Sheet Date, does not, in the aggregate, exceed the amount of the liability accruals for Taxes reflected on the Interim Financial Statements, and the Interim Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes of the Company payable after the Balance Sheet Date attributable to transactions and events occurring prior to such date. No liability for Taxes of the Company has been incurred or material amount of taxable income has been realized (or prior to and including the date immediately preceding the Closing Date will be incurred or realized) after the Balance Sheet Date other than in the ordinary course of business.

(c)           Acquirer has been furnished by the Company or has been given access to true and complete copies of (i) all income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company relating to Taxes, and (ii) all federal, state and foreign income or franchise Tax Returns and state sales and use Tax Returns for or including the Company for all periods since the Company’s inception.

(d)           No audit of the Tax Returns of or including the Company by a government or taxing authority is in process, threatened or, to the Company’s Knowledge, pending, in all cases for which the Company has received written notice thereof. No deficiencies exist or have been asserted in writing to the Company with respect to Taxes of the Company, and the Company has not received written notice that it has not filed a Tax Return or paid Taxes required to be filed or paid. The Company is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened in writing against the Company or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company.

(e)           The Company is not (nor has it ever been) a party to any Tax sharing agreement. Since inception, the Company has not been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

(f)           The Company is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder (individually or collectively with payments under other such agreements) could be expected to result in a nondeductible expense to the Company pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). The Company has not agreed to, nor is it required to make, other than by reason of the Merger, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and the Company will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date.

(g)           No current or former director, officer, employee, contractor or consultant of the Company is entitled to any gross-up, make-whole or other additional payment from the Company in respect of any Tax (including Federal, state, local and foreign income, excise and other Taxes (including Taxes imposed under Sections 4999 or 409A of the Code)) or interest or penalty related thereto.

(h)           The Company’s Board of Directors had determined in good faith on each respective date of grant for a Company Option that the exercise price of each such Company Option was at least equal to the fair market value of the Company Common Stock on the date each such Company Option was granted and, to the Company’s Knowledge, the Company Options are not subject to Section 409A of the Code.

(i)            No Governmental or Regulatory Authority in a jurisdiction where the Company does not file Tax Returns has ever made a written claim that the Company is or may be subject to taxation by that jurisdiction.

(j)            The Company has no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by Contract, assumption or otherwise.

(k)           The Company has not participated and is not participating in any “reportable transaction” within the meaning of Treasury Regulations Sections 1.6011-4(b).

2.17         Environmental Matters.

(a)           The Company possesses all Environmental Permits necessary to or required for the operation of its business as currently conducted.

(b)           The Company is in compliance in all material respects with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

(c)           The Company has not received any written notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law, and there is no outstanding civil, criminal or administrative investigation, action, suit hearing or proceeding pending or, to the Company’s Knowledge, threatened against the Company pursuant to any Environmental Law.

(d)     Neither the Company, nor, to the Company’s Knowledge, any predecessor thereof nor any entity previously owned thereby has any obligation or liability for performing cleanup, removal or response actions under Environmental Law with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material and resulting from any violation of Environmental Law.

2.18         Absence of Litigation.

(a)           No litigation, arbitration, administrative or criminal proceedings by or against the Company are pending or, to the Company’s Knowledge, threatened against the Company.

(b)           The Company is not subject to any judgment, injunction or other judicial or arbitral decision or award which in any material respect restricts the Company’s present or future business.

2.19         Foreign Corrupt Practices Act. To the Company’s Knowledge, the Company has not (including any of its officers, directors, agents, distributors, employees or other Persons acting on behalf of the Company) , directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery legal requirements applicable to the Company in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Company’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

2.20        Brokers or Finders. No person is entitled to receive from the Company any finder’s fee, brokerage or other commission in connection with this Agreement or the Merger.

2.21        No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of the Company pursuant to (i) any provision of the Company’s certificate of incorporation or bylaws, or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which the Company is a party or by which the properties or assets of the Company are bound, or (b) conflict with or result in any breach or violation of or require any consent, approval or action of, or require the Company or any stockholder to make any filing with or under any statute, judgment, decree, order, rule or governmental regulation applicable to the Company or its properties or assets or any governmental or regulatory agency, except, in the case of clauses (a)(ii) or (b) for any of the foregoing that would reasonably be expected not to, individually or in the aggregate, have a Material Adverse Effect on the Company or that would not prevent or materially delay the transactions contemplated by this Agreement.

2.22         No Solicitation. Since the Balance Sheet Date, the Company has not taken nor has the Company permitted any of the Company’s officers, directors, employees, stockholders, attorneys, investment advisors, agents, representatives, Affiliates or Associates (collectively, “Representatives”) to (directly or indirectly) take any of the actions prohibited from being taken on or after the date of this Agreement by Section 4.2 with any Person other than Acquirer and its designees.

2.23        Warranty Obligations. The Company has no outstanding warranties or guarantees in respect of any of the products and services of the Company which are currently in effect.

2.24        Banks and Brokerage Accounts. Section 2.24 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.25         Information Statement. The information supplied by the Company for inclusion in any information statement to be sent to the stockholders of the Company in connection with the meeting of the Company stockholders to consider the Merger (the “Company Stockholders Meeting”) or in connection with the Written Consent or any dissenters’ rights notice (such information statement as amended or supplemented is referred to herein as the “Information Statement”) shall not, on the date the Information Statement is first mailed to the Company stockholders, at the time of the Company Stockholders Meeting, or the Written Consent and at the Effective Time, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in an amendment to the Information Statement, the Company shall promptly inform Acquirer and Merger Sub and shall communicate such information to the Company stockholders in an appropriate manner. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Acquirer or Merger Sub which is contained in any of the foregoing documents.

2.26         Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules or any certificate or other document furnished or to be furnished to Acquirer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article 3

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer hereby represents and warrants to the Company as follows:

3.1           Organization. Acquirer and the Merger Sub are each a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and each has full corporate power and authority to (i) conduct its business as now conducted and as currently proposed to be conducted, (ii) to own, use, license and lease its Assets and Properties, and (iii) to perform its obligations under all Contracts to which it is a party. Acquirer and the Merger Sub each is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect on the Acquirer.

3.2           Authority. Acquirer and the Merger Sub each have all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Acquirer and the Merger Sub, the performance by Acquirer and the Merger Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquirer and the Merger Sub of their respective and the Merger Sub, and no further action is required on the part of Acquirer, Acquirer’s stockholders, or Merger Sub to authorize this Agreement, the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquirer and the Merger Sub and constitute the valid and binding obligations of Acquirer and the Merger Sub, enforceable against each of Acquirer and the Merger Sub in accordance with their terms.

3.3           No Conflict with Other Instruments. The execution, delivery and performance of this Agreement (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of Acquirer or any of its subsidiaries, pursuant to (i) any provision of Acquirer’s articles of incorporation or bylaws, or (ii) any material agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Acquirer or any of its subsidiaries is a party or by which the properties or assets of Acquirer or any of its subsidiaries is bound, or (b) to the knowledge of Acquirer after reasonable inquiry, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to Acquirer or any of its subsidiaries or their respective properties or assets, except, in the case of clauses (a)(ii) and (b) for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Acquirer and its subsidiaries, taken as a whole, or that would not result in the creation of any material Lien, charge or encumbrance upon any assets of Acquirer or any of its subsidiaries or that would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

3.4           Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required by or with respect to Acquirer in connection with the execution and delivery of this Agreement by Acquirer or the consummation by Acquirer of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions set forth herein or which the failure to obtain would not have a material adverse effect on the consummation by Acquirer of the transactions contemplated hereby.

3.5           Brokers or Finders. Neither Acquirer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Acquirer.

3.6           Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities.

3.7           Litigation. There is no action, suit, notice of violation, or proceeding pending or, to the knowledge of Acquirer, threatened against or affecting Acquirer, any Acquirer subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which could, if there were an unfavorable decision, have or reasonably be expected to result in the inability of Acquirer to satisfy its obligations under this Agreement.

Article 4

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (unless the Company is required to take such action pursuant to this Agreement or Acquirer shall give its prior consent in writing) to carry on its business in the usual, regular and ordinary course consistent with past practice, to pay its Liabilities and Taxes consistent with the Company’s past practices (and in any event when due), to pay or perform other obligations when due consistent with the Company’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to the extent consistent with such business, to use all commercially reasonable efforts and institute all policies reasonably required to preserve intact its present business organization, preserve and maintain the value of its assets, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Acquirer, take or agree in writing or otherwise to take, any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its agreements and covenants hereunder or knowingly cause any condition to Acquirer’s closing obligations in Section 8.1 or Section 8.3 not to be satisfied. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (i) the Company shall cause its officers to report regularly to Acquirer concerning the status of the Company’s business and notify Acquirer of any materially negative event known to the Company involving or adversely affecting the Company or its businesses, and (ii) except as set forth in the Disclosure Schedule or as required or expressly permitted by this Agreement, the Company shall not do, cause or permit any of the following, without the prior written consent of Acquirer, which consent will not be unreasonably withheld or delayed:

(a)           Charter Documents: cause or permit any amendments to its certificate of incorporation or bylaws;

(b)          Dividends; Changes in Capital Stock: declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or in the ordinary course of business;

(c)           Company Equity Awards: accelerate, amend or change the period of exercisability or vesting of Company Equity Awards, authorize cash payments in exchange for any Company Equity Awards, permit early exercise of any Unvested Company Options or grant or grant any additional Company Equity Awards;

(d)           Contracts: enter into any Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Contracts, other than Contracts in the ordinary course of business consistent with past practice which involve total obligations of less than $10,000 and which are not otherwise material to the business of the Company or renew or extend any lease pursuant to which the Company is obligated to make payments thereunder;

(e)           Issuance of Securities: issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Company Common Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to exercise of outstanding Company Equity Awards as of the date hereof;

(f)            Intellectual Property: dispose of, license or transfer to any person or entity any rights to any Intellectual Property of the Company other than non-exclusive licenses in connection with the sale of Company products in the ordinary course of business consistent with past practice;

(g)           Exclusive Rights: enter into or amend any agreement pursuant to which any other party is granted exclusive rights of any type or scope with respect to any of Company’s products or technology;

(h)           Dispositions: sell, lease, license or otherwise dispose of or encumber any of the Company’s properties or assets, except for sales of products (and related nonexclusive licenses) in the ordinary course of business consistent with past practice;

(i)            Indebtedness: incur any Indebtedness for borrowed money or guarantee any such Indebtedness, draw down on any credit facility or issue or sell any debt securities or guarantee any debt securities of others;

(j)            Payment of Obligations: pay, discharge or satisfy any Liability arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements or the payment of the Company Third Party Expenses;

(k)           Capital Expenditures: make any capital expenditures, capital additions or capital improvements except in an aggregate amount not to exceed $10,000;

(l)            Insurance: reduce or increase the amount of any insurance coverage provided by existing insurance policies;

(m)          Termination or Waiver: terminate or waive any right of substantial value;

(n)           Employee Benefit Plans; New Hires; Pay Increases: adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level, consultant or employee, pay any special bonus or special remuneration to any employee, consultant or director (other than a one-time bonus to certain employees immediately prior to the Closing in an aggregate amount of approximately $100,000, plus applicable taxes), or increase the salaries, wage rates or compensation of any employee or consultant.

(o)           Severance Arrangements: grant any severance or termination pay (i) to any director, officer or consultant or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

(p)           Lawsuits: commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquirer prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(q)           Acquisitions: acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(r)            Taxes: make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any Tax Return (unless not doing so could subject the Company to one or more penalties) or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(s)           Revaluation: revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable; or

(t)            Other: take or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(s) above, or any other action that would prevent the Company from performing, or cause the Company not to perform, its covenants and agreements hereunder.

4.2           No Solicitation.

(a)           Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 9.1, the Company will not take, nor will the Company permit, any of the Company’s Representatives to (directly or indirectly), take any of the following actions with any Person other than Acquirer and its designees: (a) solicit, knowingly encourage, initiate, entertain, review any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer, indication of interest or proposal, oral, written or otherwise, formal or informal (a “Competing Proposed Transaction”), with respect to any possible Business Combination with the Company or any subsidiary (whether such subsidiary is in existence on the date hereof or are hereafter organized), (b) provide information not customarily disclosed consistent with the Company’s past practices with respect to the Company or any subsidiary (whether such subsidiary is in existence on the date hereof or are hereafter organized), to any Person, other than Acquirer, relating to (or which the Company believes or should reasonably know would be used for the purpose of formulating an offer, indication of interest or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company or any subsidiary (whether such subsidiary is in existence on the date hereof or are hereafter organized), (c) agree to or enter into a Contract with any Person, other than Acquirer, providing for or approving a Business Combination with the or any subsidiary (whether such subsidiary is in existence on the date hereof or are hereafter organized), (d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with the Company or any subsidiary (whether such subsidiary is in existence on the date hereof or are hereafter organized), other than by Acquirer, or (e) authorize or permit any of the Company’s Representatives to take any such action. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer, indication of interest or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, the Company shall promptly (and no later than 24 hours after receipt) notify Acquirer thereof, such notice to include a representation from the Company to Acquirer that the offer, indication of interest or proposal for the Competing Proposed Transaction is a bona fide offer, indication of interest or proposal and the terms thereof, and will keep Acquirer apprised on a current basis of the status of any such offer, indication of interest or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of the Company and its Representatives set forth in the first sentence of this section. Each of the Company and Acquirer acknowledge that this Section 4.2 was a significant inducement for Acquirer to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the stockholders of the Company in the Merger or (ii) a failure to induce Acquirer to enter into this Agreement.

(b)           Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1, in the event that the Company enters into an agreement with that party listed on Schedule E hereto (the “Specified Party”) regarding a Competing Proposed Transaction, the parties agree that Acquirer shall have suffered a loss and value of an incalculable nature and amount, unrecoverable in law, and the Company shall pay to Acquirer a fee of $1,500,000 (the “Termination Fee”). The Termination Fee shall be payable in immediately available funds by wire transfer no later than five (5) business days after the date the Company executes the agreement regarding a Competing Proposed Transaction with the Specified Party. Additionally, in the event that the Company enters into an agreement with the Specified Party regarding a Competing Proposed Transaction, all amounts owed by the Company to Acquirer pursuant to that certain Loan Agreement dated August 28, 2015 shall be immediately due, and shall be paid to Acquirer in immediately available funds by wire transfer no later than five (5) business days after the date the Company executes the agreement regarding a Competing Proposed Transaction with the Specified Party (together with the Termination Fee, the “Termination Benefits”). Acquirer’s right to receive payment of the Termination Benefits shall be the sole and exclusive remedy of Acquirer against the Company or any of its affiliates for any and all losses that may be suffered in connection with the Company’s execution of an agreement with the Specified Party regarding a Competing Proposed Transaction.

Article 5

ADDITIONAL AGREEMENTS

5.1           Stockholder Approval. The Company shall give written notice of this Agreement and the proposed Merger to all Company stockholders who did not deliver signatures to the Written Consent. Any additional materials submitted to such stockholders of the Company in respect of the Merger, including an information statement, if any, shall have been subject to prior review and comment by Acquirer.

5.2           Access to Information. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice the Company shall (a) give Acquirer and its officers, employees, accountants, counsel, financing sources and other agents and representatives reasonable access to all buildings, offices, and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location; (b) permit Acquirer to make such inspections as it may require; (c) cause its officers to furnish Acquirer such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as Acquirer from time to time may reasonably request, including financial statements and schedules; (d) allow Acquirer the opportunity to interview such employees and other personnel and Affiliates of the Company with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (e) assist and cooperate with Acquirer in the development of integration plans for implementation by Acquirer and the Surviving Corporation following the Effective Time; provided, however, that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company herein. Materials furnished to Acquirer pursuant to this Section 5.2 may be used by Acquirer for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

5.3          Confidentiality. The parties acknowledge that Acquirer and the Company have previously executed a non-disclosure agreement dated August 1, 2015 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Without limiting the foregoing, all information furnished to Acquirer and its officers, employees, accountants and counsel by the Company, and all information furnished to the Company by Acquirer and its officers, employees, accountants and counsel, shall be covered by the Confidentiality Agreement, and Acquirer and the Company shall be fully liable and responsible under the Confidentiality Agreement for any breach of the terms and conditions thereof by their respective subsidiaries, officers, employees, accountants, counsel and other Representatives. Furthermore, without limiting the foregoing, each of the parties hereto hereby agrees to keep the terms of this Agreement (except to the extent contemplated hereby) and such information or knowledge obtained in any investigation pursuant to Section 5.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of Law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party without confidentiality restrictions from other sources not bound by applicable confidentiality restrictions, (e) is required to be disclosed by order of court or Governmental or Regulatory Authority with subpoena powers (provided that such party shall have provided the other party with prior notice of such order and an opportunity to object or seek a protective order and take any other available action) or (f) which is disclosed in the course of any Action or Proceeding between any of the parties hereto.

5.4           Approvals. The Company shall use commercially reasonable efforts to obtain all Approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements as may be required in connection with the Merger (all of which Approvals are set forth in the Disclosure Schedule) so as to preserve all rights of and benefits to the Company thereunder and Acquirer shall provide the Company with such assistance and information as is reasonably required to obtain such Approvals.

5.5           Notification of Certain Matters. The Company shall give prompt notice to Acquirer of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, but only if such untrue or inaccurate representation or warrant is reasonably likely to result in a Material Adverse Effect on the Company, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect any remedies available to the party receiving such notice.

5.6           Additional Documents and Further Assurances; Cooperation. The parties hereto each will cooperate with one another and use all commercially reasonable efforts to prepare all necessary documentation and to take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof. Without limiting the generality of the foregoing, each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all consents, waivers and approvals of any Governmental or Regulatory Authority or Person required in connection with the Merger; provided, however, that Acquirer shall not be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such consent, waiver or approval) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article 8 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

5.7           Intellectual Property. The Company shall give Acquirer prompt notice of any Person that shall have (a) commenced, or shall have notified the Company that it intends to commence, an Action or Proceeding or (b) provided the Company with notice, in either case which allege(s) that any of the Intellectual Property, including the Company Intellectual Property, presently embodied, or proposed to be embodied, in the Company’s products, infringes or otherwise violates the Intellectual Property rights of such Person or otherwise alleges that the Company does not otherwise own or have the right to exploit such Intellectual Property, including the Company Intellectual Property. The Company shall cooperate with Acquirer in making arrangements, prior to the Closing Date, reasonably satisfactory to Acquirer to effect the assignment to the Company of all Intellectual Property created by the Company’s founders, employees and consultants, and to obtain the cooperation of such Persons to complete all appropriate patent filings related thereto. The Company shall take commercially reasonable actions to maintain, perfect, preserve or renew the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto, and to promptly respond and prepare to respond to all requests, related to the Company Registered Intellectual Property, received from Governmental or Regulatory Authorities.

5.8           Expenses. Unless otherwise set forth herein, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

5.9           Public Disclosure. Unless otherwise required by Law (including federal and state securities laws) or, as to Acquirer, by the rules and regulations of the NASDAQ Stock Market, prior to the Effective Time, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Acquirer and the Company prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.

5.10         Termination of 401(k) Plans. The board of directors of the Company shall (i) terminate, contingent upon and effective as of the date immediately prior to the Closing Date, its status as sponsor or participating employer, as applicable, of any Employee Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code unless Acquirer requests otherwise in writing, and (ii) take such other actions prior to the Closing as reasonably requested by the Acquirer to bring any of the Employee Benefit Plans into compliance with applicable Legal Requirements. The Company’s actions pursuant to this Section 5.10 shall be taken in consultation with Acquirer and with Acquirer’s consent, and the Company shall bear all of the costs and expenses of such actions. At the Closing, the Company shall provide Acquirer (in a form previously reviewed and approved by Acquirer) executed resolutions of the board of directors of the Company evidencing such actions.

5.11         Tax Matters. Acquirer shall cause the Surviving Corporation to prepare and file in a timely manner all Tax Returns relating to the Company or the Surviving Corporation that are required to be filed after the Closing Date. Tax Returns of the Company not yet filed for any Tax period that begins on or before the Closing Date shall be prepared, and each item thereon treated, in a manner consistent with past practices employed with respect to the Company (except to the extent the Acquirer and/or the Surviving Corporation reasonably determine doing so would be inconsistent with the applicable Legal Requirements).

5.12         Directors’ and Officers’ Indemnification and Insurance.

(a)           If the Merger is consummated, then until the sixth anniversary of the Closing Date, Acquirer will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company’s certificate of incorporation or bylaws as in effect on the date of this Agreement and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties as in effect on the date of this Agreement, with respect to claims arising out of matters occurring at or prior to the Effective Time. Any claims for indemnification made under this Section 5.12(a) on or prior to the sixth anniversary of the Closing Date shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 5.12 shall not apply to any claim based on a claim for indemnification made by an Indemnified Person pursuant to Article 7.

(b)          Prior to the Closing, the Company will purchase a fully prepaid “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy prior to the Closing, which (i) has an effective term of six years from the Effective Time, (ii) covers only those persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy in effect as of the date of this Agreement and, in each case, only for matters occurring at or prior to the Effective Time, and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Company under the Company’s existing directors’ and officers’ liability insurance policy (the “Company D&O Tail Policy”). The cost of the Company D&O Tail Policy will be treated as a Company Third Party Expense hereunder. If the Merger is consummated, neither Acquirer nor the Surviving Corporation will cancel the Company D&O Tail Policy during its term.

(c)           This Section 5.12 is intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties; provided that recourse shall first be against the Company D&O Tail Policy until it is exhausted before recovery against Acquirer shall take place.

5.13         Termination of Affiliate Contracts. The Company shall, and shall cause any other parties thereto to, terminate those Affiliate Contracts set forth on Schedule 5.13 as of or prior to the Closing without any liability or obligation having been incurred or satisfied by the Company.

5.14         280G Waiver. The Company shall obtain, at least five business days prior to the Closing Date, from each Person to whom any payment or benefit (including, without limitation, the vesting of any Company Equity Award) is required or proposed to be made that could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefit”) so that all remaining payments and benefits applicable to such Person shall not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code, and to accept in substitution for the Waived Benefit the right to receive such remaining payment or benefit only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code. Each such waiver shall identify the specific Waived Benefit and shall provide that if such stockholder approval is not obtained, such payments shall not be made and such Person shall have no right or entitlement with respect thereto. As soon as practicable thereafter but in any event prior to the Closing Date, the Company shall solicit stockholder approval, in a manner that complies with Section 280G(b)(5)(B) of the Code, of all such payments that have been conditioned on the receipt of such approval. The determination of which payments may be deemed to constitute parachute payments, the form of each such waiver, and the disclosure and other circumstances of any such stockholder approval shall be made available to Acquirer for Acquirer’s advance review and comment.

5.15         Employees and Contractors.

(a)           With respect to those Company employees and officers who receive an offer of continued employment with the Surviving Corporation or Acquirer prior to the Closing Date (the “Offered Employees”), the Company shall use commercially reasonable efforts to assist Acquirer with its efforts to enter into the necessary employment documentation with such employee as soon as practicable after the date hereof and in any event prior to the Closing Date. Notwithstanding any of the foregoing, Acquirer shall have no obligation to make an offer of employment to any employee of the Company. The Company will not send any notices or other communication materials to any of its employees that may reasonably be expected to adversely affect Acquirer’s attempt to hire or retain such employees, without Acquirer’s prior written consent. Effective no later than immediately prior to the Closing, the Company shall terminate the employment of each of those Company employees and officers who have not received an offer of continued employment with the Surviving Corporation or Acquirer prior to the Closing Date.

(b)           Acquirer shall offer compensation to Offered Employees at least comparable to the compensation offered by Acquirer for similarly-situated Acquirer employees and shall permit those Offered Employees who accept the offer of employment with the Surviving Corporation or Acquirer prior to the Closing Date (the “Continuing Employees”) to enroll in Acquirer’s employee benefit plans, programs, policies and arrangements (the “Acquirer Plans”) on substantially similar terms applicable to employees of Acquirer who are similarly situated based on levels of responsibility, to the extent permitted by the terms of the applicable Acquirer Plans. Effective as of, and following, the Closing, Acquirer and its subsidiaries will provide credit for each Continuing Employee’s length of service with the Company (including any length of service with any subsidiary of the Company) for all purposes (including eligibility, vesting and benefit accrual) under each Acquirer Plan, except that such prior service credit will not be required (i) with respect to accrued benefits under any defined benefit pension plan, (ii) to the extent that it results in a duplication of benefits, or (iii) with respect to the vesting of awards under Acquirer’s equity compensation plans, if any. This Section 5.15 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit, (b) be construed to mean the employment of the Continuing Employees is not terminable by Acquirer at will at any time, with or without cause, for any reason or no reason (other than as may be set forth in an employment agreement with the Continuing Employee) or (c) amend any ERISA plan or create any third party rights of causes of action for any person (including any employee representative, union, or labor organization). The Continuing Employees will not be third party beneficiaries of this Section 5.15.

5.16         Company Equity Awards . The Company shall take all necessary actions (under the Company Stock Plans or otherwise) to effect the treatment of Company Equity Awards provided for under this Agreement, including giving any required notice and obtaining any required consent contemplated thereby.

5.17         Termination of Financing Statements. The Company shall take all actions necessary such that (i) UCC-2 or UCC-3 termination statements, as applicable, may be filed by Acquirer with respect to each of the UCC-1 financing statements filed in order to perfect security interests in assets of the Company that have not yet expired and (ii) all Liens (other than Permitted Liens) on assets of the Company shall be released prior to or simultaneously with the Closing.

5.18         Transfer of Shares. Prior to the Closing, Acquirer shall have purchased all shares of Company Common Stock owned by Thinh Tran at a purchase price equal to the price paid by Mr. Tran, and the Company shall have updated its records to reflect such transfer of shares.

Article 6

Tax Matters

6.1          Allocation of Taxes. In the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date (the “Straddle Period”), the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and provided, further, that no California property Taxes for a Straddle Period that relate solely to periods beginning on or after the Closing Date shall be allocable to a Pre-Closing Tax Period.

6.2           Tax Contests. After the Closing Date, Acquirer, the Company and the Stockholder Representative, respectively, shall inform the other party in writing of the commencement of any audit, examination, proceeding or self-assessment relating in whole or in part to Taxes for a Pre-Closing Tax Period (“Tax Contest”) for which Acquirer may be entitled to indemnity from the Effective Time Holders under this Agreement. After the Closing Date, Acquirer shall have the exclusive right to represent the interests of the Company in any and all Tax Contests; provided, however, that the Stockholder Representative shall have the right to participate in any such Tax Contest and to employ counsel at its own expense (on behalf of the Effective Time Holders) of its choice (which counsel shall be reasonably acceptable to Acquirer) for purposes of such participation to the extent that any such Tax Contest could reasonably be expected to result in a Tax indemnification liability of the Effective Time Holders pursuant to this Agreement. In the event that Acquirer proposes to compromise or settle any Tax Contest, or consent or agree to any Tax liability, relating to the Company that would result in an indemnity payment by the Effective Time Holders, the Stockholder Representative shall have the right to review such proposed compromise, settlement, consent or agreement. Acquirer shall not agree or consent to compromise or settle any Tax Contest on a basis that would result in a liability of the Effective Time Holders for indemnification unless the Stockholder Representative consents to such settlement, compromise or concession, which consent will not be unreasonably withheld, conditioned or delayed. The provisions of this Section 6.2 shall govern rather than the provisions of Section 7.10 in the event of any conflict.

6.3           Cooperation. Acquirer, the Company and the Stockholder Representative shall cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Tax Return required of the Company, and the defense of any Tax Contest, claim, audit, litigation or other proceeding, with respect to Taxes which may be payable by the Company for a Pre-Closing Tax Period. Acquirer, the Company and the Stockholder Representative agree to abide by all record retention requirements of, or record retention agreements entered into with, any Tax authority.

6.4           Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne and paid by the Effective Time Holders. The party responsible under applicable Legal Requirements for submitting payment of such Taxes to the applicable Tax authority shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by applicable Legal Requirements, Acquirer or the Company shall join in the execution of any such Tax Returns and other documentation.

6.5          FIRPTA. On the Closing Date, the Company shall have (i) delivered to Acquirer a copy of a statement conforming with the requirements of Income Tax Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code and (ii) provided to Acquirer, as agent for the Company, a form of notice to the Internal Revenue Service conforming with the requirements of Income Tax Regulations Section 1.897-2(h)(2), together with written authorization for Acquirer to deliver such notice to the Internal Revenue Service on behalf of the Company following the Effective Time.

Article 7

INDEMNIFICATION

7.1           Indemnification Holdback; Special Holdback Amount.

(a)          At Closing, the Holdback Merger Consideration and will be held back and set aside by Acquirer as security of the indemnification obligations of the Effective Time Holders under this Article 7. Any portion of the Holdback Merger Consideration not previously released to, or permitted to be retained by, Acquirer as a result of an indemnification claim by Acquirer shall be released to the Effective Time Holders on the Holdback Distribution Date; provided, however, that a portion of the Holdback Merger Consideration, which, in the reasonable judgment of Acquirer, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate (as defined in Section 7.6(a)) theretofore delivered to the Stockholder Representative prior to the Holdback Distribution Date with respect to facts and circumstances existing on or prior to the Holdback Distribution Date, shall be retained by Acquirer until such claims have been resolved; provided, however that the Holdback Merger Consideration attributable to Vested Company Options will be subject to reduction for tax withholdings per Section 1.12.

(b)           On the Holdback Distribution Date, Acquirer shall release to the Effective Time Holders (directly, through the Payment Agent or the Company’s payroll agent, as applicable) their Pro Rata Share of the Holdback Merger Consideration, less with respect to each such Effective Time Holder, such Effective Time Holder’s Pro Rata Share of the Holdback Merger Consideration permitted to be held by Acquirer in accordance with Section 7.6 with respect to any pending but unresolved indemnification claims of Acquirer. Any portion of the Holdback Merger Consideration held by Acquirer with respect to any pending but unresolved indemnification claims shall be released to the Effective Time Holders or released to, or permitted to be retained by, Acquirer (as appropriate) promptly upon resolution of each specific indemnification claim involved. The cash held as part of the Holdback Merger Consideration shall be released to the respective Effective Time Holders in proportion to their respective Pro Rata Share.

(c)           At Closing, the Special Holdback Amount will be held back and set aside by Acquirer as security of the indemnification obligations of the Effective Time Holders under Section 7.4. Acquirer shall release to the Effective Time Holders (directly, through the Payment Agent or through the Company’s payroll agent, as applicable), their Pro Rata Share of the Special Holdback Amount, less with respect to each such Effective Time Holder, such Effective Time Holder’s Pro Rata Share of the Special Holdback Amount permitted to be held by Acquirer as set forth herein, promptly following the date of final resolution of the Special Claims, including by way of final adjudication by a court of competent jurisdiction, binding arbitration or entry by the Company into a settlement agreement which settles all Special Claims and includes a release of all Special Claims in a form reasonably acceptable to, if on or following the Closing, the Stockholder Representative and Acquirer, or, if prior to Closing, the Company and Acquirer (such date, the “Special Holdback Distribution Date”).

7.2           Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the one-year anniversary of the Closing Date; provided, that the Indemnified Persons shall be entitled to seek recovery for fraud, willful breach, or intentional misrepresentation until the expiration of the applicable statute of limitations for any claim which seeks recovery of the Losses arising therefrom. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Person to the indemnifying party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. The parties acknowledge that the time periods set forth in this Article 7 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Article 7 and elsewhere in the Agreement may be shorter than otherwise provided by law.

7.3           Indemnity. Subject to the other terms and conditions of this Article 7, the Effective Time Holders will severally and not jointly (in accordance with their Pro Rata Share) indemnify and defend Acquirer, the Surviving Corporation and each of their directors, officers, employees and agents (each an “Indemnified Person”), and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, for any and all Losses incurred or sustained by, or imposed upon, the Indemnified Person based on, arising out of, or with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations and warranties made by Company in this Agreement, the Disclosure Schedule or any certificate delivered by Company pursuant to this Agreement;

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement;

(c)           any Special Claim amounts in excess of $159,000 which are paid to the Specified Individual or incurred by Company or the Acquirer following Closing;

(d)           any payments made to holders of Dissenting Shares (in excess of the amount they would have received in accordance with this Agreement with respect to Dissenting Shares);

(e)           any amounts which should have been included in Company Third Party Expenses, Specified Liabilities or the Acquirer Loan Amount on the Payment Schedule and were not.

7.4           Special Holdback Indemnity. Subject to the other terms and conditions of this Article 7, the Effective Time Holders will severally and not jointly (in accordance with their Pro Rata Share) indemnify and defend the Indemnified Persons, and shall hold each of them harmless from and against, and shall pay and reimburse each of them, for any and all Losses incurred or sustained by, or imposed upon, the Indemnified Person based on, arising out of, or with respect to or by reason of, any claims relating to the matters set forth on Schedule F (the “Special Claims”).

7.5           Limitations on Indemnification. The indemnification obligations of the Effective Time Holders shall be subject to the following limitations:

(a)           Threshold. No claim for Losses shall be made by any Indemnified Person under Section 7.3(a) unless the aggregate amount of all Losses in respect of such claims exceeds $25,000 (the “Threshold”), in which event the Effective Time Holders shall be required to pay or be liable for all such Losses from the first dollar; provided, however, that the Threshold shall not apply with respect to any Losses arising from, or directly or indirectly related to (i) fraud, willful breach, or intentional misrepresentation or (ii) any breach of the representations and warranties made in Section 2.1 (Organization and Qualification; Subsidiaries), Section 2.2 (Authority Relative to this Agreement), Section 2.3 (Capital Stock), Section 2.10 (Intellectual Property), Section 2.12 (Employee Benefits), Section 2.13 (Labor and Employment Matters) and Section 2.16 (Tax)(the “Specified Representations”).

(b)           Cap on Indemnification. The aggregate amount to be paid by the Effective Time Holders for Losses under this Article 7 shall not exceed the Holdback Merger Consideration amount (the “Cap”); provided, however, that the Cap shall not apply to any Losses based upon, resulting from or arising out of, or directly or indirectly related to any claims for indemnification involving (i) fraud, willful breach, or intentional misrepresentation, (ii) any breach of a Specified Representation, or (iii) any claim for indemnification made pursuant to Section 7.12. The aggregate amount to be paid by the Effective Time Holders for Losses made under Section 7.3(a) with respect to the Specified Representations, pursuant to Section 7.3(b) through Section 7.3(e), pursuant to Section 7.4 or pursuant to Section 7.12 shall not exceed the portion of the Total Purchase Price actually received by each Effective Time Holder. The aggregate amount to be paid by the Effective Time Holders for claims involving fraud, willful breach, or intentional misrepresentation by the Company shall not exceed the portion of the Total Purchase Price actually received by each Effective Time Holder; provided, that for the avoidance of doubt, the aggregate amount to be paid by a particular Effective Time Holder for a claim involving fraud, willful breach, or intentional misrepresentation by such Effective Time Holder shall not be capped. Notwithstanding anything in this Agreement to the contrary, solely for the purpose of determining the amount of Losses, the representations and warranties of the Company in this Agreement that are qualified by Knowledge, materiality or Material Adverse Effect shall be deemed to be made without such Knowledge, materiality or Material Adverse Effect Qualifiers.

(c)           Recourse from Holdback Merger Consideration. Except with respect to any Losses arising from, or directly or indirectly related to (i) fraud, willful breach, or intentional misrepresentation, (ii) any breach of a Specified Representation, (iii) any indemnification claim made pursuant to Section 7.12 or (iv) any indemnification claim made pursuant to Section 7.4, the Holdback Merger Consideration shall be the exclusive means for the Indemnified Persons to recover any Losses for which they are entitled to indemnification under this Article 7. After exhaustion of the Specified Holdback Amount, Losses arising from or directly or indirectly related to any indemnification claim made pursuant to Section 7.4, the Holdback Merger Consideration shall be the exclusive means for Indemnified Persons to recover such Losses, until such time as the Holdback Merger Consideration is exhausted.

7.6           Indemnification Claims.

(a)           Upon receipt by the Stockholder Representative on or before the Holdback Distribution Date (or with respect to claims made pursuant to Section 7.4, the Special Holdback Distribution Date) of a certificate signed by any officer of Acquirer (an “Officer’s Certificate”) stating that Losses exist with respect to the indemnification obligations of the Effective Time Holders set forth in Section 7.3 or Section 7.4, and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, Acquirer shall be entitled to withhold payment of a portion of the Holdback Merger Consideration (with respect to claims made pursuant to Section 7.3) and Special Holdback Amount (with respect to claims made pursuant to Section 7.4) having a value equal to such Losses (the “Disputed Holdback Amount”) and such Disputed Holdback Amount shall not be issuable to the Effective Time Holders until resolved pursuant to the terms hereof.

(b)          For a period of sixty (60) days from and after delivery of any Officer’s Certificate to the Stockholder Representative, Acquirer shall take no action regarding the portion of the Holdback Merger Consideration equal to the amount of Losses set forth in the Officer’s Certificate unless Acquirer shall have received written authorization from the Stockholder Representative to retain such portion of the Holdback Merger Consideration or Special Holdback Amount, as applicable. After the expiration of such sixty (60) day period, Acquirer shall retain the portion of the Holdback Merger Consideration or Special Holdback Amount, as applicable in accordance with this Section 7.6 and the Effective Time Holders shall no longer be entitled to receive such amount hereunder, provided that no such retention may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to Acquirer prior to the expiration of such sixty (60) day period.

(c)           In case the Stockholder Representative shall so object in writing to any claim or claims by Acquirer made in any Officer’s Certificate, Acquirer shall have thirty (30) days to respond in a written statement to the objection of the Stockholder Representative. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholder Representative and Acquirer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Acquirer should so agree, a memorandum setting forth such agreement shall be prepared and signed by Acquirer and the Stockholder Representative. Acquirer shall be entitled to rely on any such memorandum and shall retain a portion of the Holdback Merger Consideration or Special Holdback Amount, as applicable, in accordance with the terms thereof and such amount shall no longer be payable to the Effective Time Holders.

7.7           Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 7.6(c), either Acquirer or the Stockholder Representative may initiate formal legal action with the applicable court in accordance with Section 10.7 to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Article 7 hereof, the parties shall be entitled to act in accordance with such decision and Acquirer shall be entitled, if such decision so-determines, to retain cash out of the Holdback Merger Consideration or Special Holdback Amount, as applicable, in accordance therewith and such amount shall no longer be payable to the Effective Time Holders.

7.8           Stockholder Representative; Expense Fund.

(a)           The Stockholder Representative shall be constituted and appointed as the exclusive agent and attorney-in-fact for and on behalf of the Effective Time Holders and shall have full power authority to represent, to give and receive notices and communications, to authorize the Acquirer to withhold the payment of cash out of the Holdback Merger Consideration or Special Holdback Amount, as applicable, in satisfaction of claims by Acquirer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the interpretation of this Agreement and accomplishment of the foregoing. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Effective Time Holders, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedules. Such agent may be changed by the holders of a majority in interest of the Holdback Merger Consideration from time to time upon not less than 10 days’ prior written notice to Acquirer. No bond shall be required of the Stockholder Representative. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Effective Time Holders. The powers, immunities and rights to indemnification granted to the Stockholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Effective Time Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Effective Time Holder of the whole or any fraction of his, her or its interest in the Holdback Merger Consideration.

(b)           Certain Effective Time Holders have entered into an engagement agreement with the Stockholder Representative to provide direction to the Stockholder Representative in connection with its services under this Agreement (such Effective Time Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholder Representative Group”) shall be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Effective Time Holders shall severally, and not jointly, (based on their Pro Rata Share) indemnify and defend and hold the Stockholder Representative Group harmless against any loss, liability, claim, damage, fee, fine, judgment, amount paid in settlement or expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) (collectively, the “Stockholder Representative Expenses”) incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Such Stockholder Representative Expenses may be recovered first, from the Expense Fund and second directly from the Effective Time Holders. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement. The Effective Time Holders acknowledge that the Stockholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby.

(c)           The Stockholder Representative shall have reasonable access to information about the Company and the Surviving Corporation and the reasonable assistance of the Surviving Corporation’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company and the Surviving Corporation to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). The Stockholder Representative shall be entitled to: (i) rely upon the Payment Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Effective Time Holder or other party.

(d)           Upon the Closing, Acquirer shall wire to the Stockholder Representative $50,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Stockholder Representative as agent and for the benefit of the Effective Time Holders in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Stockholder Representative for any Stockholder Representative Expenses incurred pursuant to this Agreement or any Stockholder Representative letter agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Stockholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations hereunder. As soon as reasonably determined by the Stockholder Representative that the Expense Fund is no longer required to be withheld (the “Expense Fund Distribution Date”), the Stockholder Representative shall distribute the remaining Expense Fund (if any) to the Payment Agent for further distribution to the Effective Time Holders.

7.9           Actions of the Stockholder Representative. A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all the Effective Time Holders for whom the Holdback Merger Consideration or Special Holdback Amount, as applicable, otherwise payable to them is set aside and held by Acquirer and shall be final, binding and conclusive upon each such Effective Time Holder, and such Effective Time Holder’s successors as if expressly confirmed and ratified in writing by such Effective Time Holder, and all defenses which may be available to any Effective Time Holder to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement are waived. Acquirer may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Effective Time Holder. Acquirer is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

7.10         Third-Party Claims. In the event Acquirer becomes aware of a third-party claim which Acquirer believes may result in a demand against the Holdback Merger Consideration or Special Holdback Amount, as applicable, Acquirer shall notify the Stockholder Representative of such claim. Acquirer shall have the right in its reasonable discretion to defend or settle any such claim. In the event that the Stockholder Representative has consented to any such settlement, the Stockholder Representative shall have no power or authority to object under this Article 7 to the amount of any claim by Acquirer against the Holdback Merger Consideration or Special Holdback Amount, as applicable, for indemnity with respect to such settlement.

7.11         Tax Effect of Indemnification Payments. All amounts received by Acquirer from the Holdback Merger Consideration or Special Holdback Amount, as applicable, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Aggregate Merger Consideration, unless otherwise required by applicable Legal Requirements.

7.12         Tax Indemnification. In addition to the indemnification obligations set forth in Section 7.3 above, the Effective Time Holders shall severally indemnify the Indemnified Persons and hold them harmless from and against any Losses resulting from or arising out of (a) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (c) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any applicable Legal Requirements, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that for the avoidance of doubt, the employer’s share of all employment, payroll and similar Taxes incurred in connection with any compensation payments made by the Company in connection with the Merger, whether such Taxes are incurred prior to, at, or following the Effective Time, shall be treated as arising in the Pre-Closing Tax Period.

7.13         Effect of Investigation. The right to indemnification, payment of Losses or for other remedies based on any representation, warranty, covenant or obligation of the Company and/or the Effective Time Holders contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at anytime, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Acquirer to consummate the Merger, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Losses, or other remedy based on such representation, warranty, covenant or obligation.

7.14         Sole and Exclusive Remedy. Subject to Section 10.10, Acquirer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of the Company in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 7.

Article 8

CONDITIONS TO THE MERGER

8.1           Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated hereby shall have been timely obtained, except for any such approvals the failure of which to obtain would not have a Material Adverse Effect on Acquirer or the Company.

(b)           No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger or which would permit consummation of the Merger only if certain divestitures were made or if Acquirer were to agree to limitations on its business activities or operations.

(c)           Legal Proceedings. No Governmental or Regulatory Authority shall have notified either party to this Agreement that such Governmental or Regulatory Authority intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

(d)           Stockholder Approval. The Required Stockholder Approvals shall have been obtained.

8.2           Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties. The representations and warranties of the Acquirer and Merger Sub contained in Article 3 of this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date).

(b)           Performance. Acquirer and Merger Sub shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Acquirer and Merger Sub at or before the Closing.

(c)            Officers’ Certificate. Acquirer and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date and executed by their respective Presidents and Chief Executive Officers, substantially in the form set forth in Exhibit E-1 hereto, and a certificate, dated the Closing Date and executed by the Secretary of Acquirer and Merger Sub, substantially in the form set forth in Exhibit E-2 hereto.

8.3           Additional Conditions to the Obligations of Acquirer and Merger Sub. The obligations of Acquirer and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Acquirer:

(a)           Representations and Warranties. The representations and warranties of the Company contained in Article 2 of this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date).

(b)           Performance. The Company shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date.

(c)           Officers’ Certificates. The Company shall have delivered to Acquirer a certificate, dated the Closing Date and executed by the President and Chief Executive Officer of the Company, substantially in the form set forth in Exhibit F-1 hereto, and a certificate, dated the Closing Date and executed by the Secretary of the Company, substantially in the form set forth in Exhibit F-2 hereto.

(d)           Third Party Consents. Acquirer shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers listed in Schedule 8.3(d) and that all such consents, approvals and waivers are in full force and effect.

(e)           Dissenters’ Rights. Holders of no more than thirteen percent (13%) of the outstanding Company Common Stock (such outstanding shares which shall include the shares held by Acquirer pursuant to Section 5.18) shall have exercised, or shall have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable Legal Requirements with respect to their Company Common Stock by virtue of the Merger.

(f)            Termination of Affiliate Contracts. The Affiliate Contracts set forth on Schedule 5.13 shall be terminated contingent and effective upon the occurrence of the Effective Time and evidence thereof, in a form reasonably satisfactory to the Acquirer, shall be provided to Acquirer.

(g)           Resignations. Acquirer shall have received the resignations of the directors and officers of the Company to be effective immediately upon the Closing.

(h)           Employment. The Company shall have delivered, in a form reasonably acceptable to Acquirer, executed offer letters from at least 75% of the Company’s employees who had been given offer letters by Acquirer.

(i)            Key Employees; Noncompetition Agreement. Each Key Employee shall continue to be an employee of the Company or shall have accepted employment with the Surviving Corporation. Each Noncompetition Agreement shall remain valid and enforceable.

(j)            Release and Termination of Security Interests. The Company’s assets shall have been released from all security interests thereon and the Company shall have taken all steps necessary to terminate all UCC financing statements which have been filed with respect to such security interests.

(k)           Payment Schedule. Acquirer shall have received the Payment Schedule.

(l)            Stockholder Agreements. Acquirer shall have received executed Stockholder Agreements from, at a minimum, holders of Company Common Stock constituting the Required Stockholder Approval.

(m)          Option and Warrant Acknowledgments. Acquirer shall have received an Option Acknowledgment and Warrant Acknowledgement executed by each holder of a Company Equity Award outstanding as of immediately prior to the Effective Time.

(n)           Amendment to Synapse Agreement. The Company shall have delivered to Acquirer an amendment (the “Amendment”) to the Master Services Agreement, dated as of March 27, 2015, (the “MSA”) executed by the Company and Synapse in a form acceptable to the Acquirer, which shall provide that Synapse will deliver certain “Deliverables” to the Acquirer, and Acquirer shall set aside $1,000,000 from the total amount invoiced by and payable to Synapse, such amounts which will be released in three parts and upon the achievement of certain milestones. The Amendment shall also provide confirmation from Synapse as to Acquirer’s assumption of the MSA, as amended by the Amendment, following Closing.

Article 9

TERMINATION, AMENDMENT AND WAIVER

9.1           Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)           by mutual agreement of the Company, Acquirer and Merger Sub;

(b)           by Acquirer, Merger Sub or the Company if: the Effective Time has not occurred before 5:00 p.m. (Pacific Time) on December 31, 2015 (provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date);

(c)           by Acquirer if it and Merger Sub are not in material breach of their respective representations, warranties, covenants and agreements under this Agreement which are capable of being cured and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Company by Acquirer (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, would not be satisfied prior to the Closing Date;

(d)           by the Company if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement which are capable of being cured and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Acquirer or Merger Sub and (i) Acquirer is not using its reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to Acquirer by the Company (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, would not be satisfied as of the Closing Date; or

(e)           by Acquirer and Merger Sub, if the Required Stockholder Approvals have not been obtained in accordance with the Delaware Code at any meeting (or any adjournment thereof) convened for the purpose of taking a vote with respect to the Merger or, in any solicitation of stockholder written consents with respect to the Merger, within twenty (20) days after the record date established for determining the stockholders of the Company entitled to consent.

9.2           Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer, Merger Sub or the Company, or their respective officers, directors or stockholders or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.3, 5.8, 9.2 and Article 10 (exclusive of Section 10.3) and the applicable definitions set forth in Article 11 shall remain in full force and effect and survive any termination of this Agreement. This Section 9.2 shall in no way eliminate the right of the Acquirer to receive the Termination Benefits in the event that that the Company enters into an agreement with the Specified Party regarding a Competing Proposed Transaction.

9.3           Amendment. Except as is otherwise required by applicable Legal Requirements after the stockholders of the Company approve the Merger and this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any amendment, modification or waiver of this Agreement made subsequent to the approval of this Agreement by the stockholders that would materially adversely affect the stockholders shall also require the approval of stockholders holding a majority of the outstanding Company Common Stock to be affected or charged with such amendment, modification or waiver.

9.4           Extension; Waiver. At any time prior to the Effective Time, Acquirer, Merger Sub and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Article 10

MISCELLANEOUS PROVISIONS

10.1         Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service specifying next day delivery; or (iv) upon transmission if sent via electronic mail or facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice provided that with respect to notices delivered to the Stockholder Representative, such notices must be delivered solely via facsimile or via electronic mail:

If to Acquirer or Merger Sub to:

Sigma Designs, Inc.

47467 Fremont Boulevard

Fremont, CA 94538

Facsimile No.: 510.897.0200

Email: thinh_tran@sigmadesigns.com

            elias_nader@sigmadesigns.com

Attn: Chief Executive Officer

          Chief Financial Officer

with a copy (which shall not constitute notice) to:	Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 Facsimile No.: (650) 233-4545 Email: jim.masetti@pillsburylaw.com Attn: James J. Masetti

If to the Company to:	Bretelon, Inc. 12526 High Bluff Drive, Suite 240 San Diego, CA 92130 Facsimile No.: Email: Attn: Christopher Williams

with a copy (which shall not constitute notice) to:	Procopio Cory Hargreaves & Savitch, LLP 12544 High Bluff Drive, Suite 300 San Diego, CA 92130 Facsimile No. : (619) 744-5443 Email: paul.johnson@procopio.com Attn: Paul B. Johnson

If to the Stockholder Representative	Fortis Advisors LLC Attn: Notice Department Facsimile No.: (858) 408-1843 Email: notices@fortisrep.com

Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

10.2         Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof , except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms.

10.3         Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the Merger to be satisfied.

10.4         Remedies. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

10.5         Third Party Beneficiaries. Except as otherwise set forth in Section 5.12, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article 7.

10.6         Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.7         Governing Law. This Agreement and any closing documents shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

10.8         Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9         Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

10.10       Specific Enforcement. The Company acknowledges and agrees that the Acquirer would be irreparably harmed and the Acquirer would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. Accordingly the Company agrees that Acquirer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the Acquirer is entitled at law or in equity.

10.11       No Rescission. No Legal Proceeding for termination or rescission, or claiming repudiation, of this Agreement or any agreement executed pursuant to this Agreement may be brought or maintained by either party against the other following the Closing no matter how severe, grave or fundamental any such breach, default or nonperformance may be by one party. Accordingly, the parties hereby expressly waive and forego any and all rights they may possess to bring any such Legal Proceeding.

10.12       Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. Any reference in this Agreement to “hereof” or “herein” refers to this Agreement as a whole and not to any specific Section, subsection, paragraph, exhibit or schedule. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term “including” means “including without limitation” and is intended by way of example and not limitation. Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time.

10.13       Privileged Communications and Work Product. Acquirer and the Company acknowledge and agree that all documents and papers in the files of Procopio Cory Hargreaves & Savitch, LLP, counsel to the Company (“Procopio”), relating to the this Agreement and , the transactions contemplated hereby (collectively, the “Procopio Files”) will, effective as of the Closing Date, be held by Procopio for the benefit of the stockholders of the Company and the Stockholder Representative and will not be provided to the Company, the Acquirer or the attorneys of either following the Closing of the transactions contemplated by this Agreement except as otherwise required by law or with the consent of the Stockholder Representative. The Procopio Files will include all correspondence between Procopio, the Company and the Company’s officers, directors, employees and other agents, as well as all attorney work-product regarding this Agreement, the transactions contemplated hereby, and any and all prior representation of the Company including, without limitation, any prior legal opinions issued by Procopio on behalf of the Company, but will exclude corporate records that customarily are kept in a minute book. After the Closing of the transactions contemplated by this Agreement, the stockholders of the Company and the Stockholder Representative shall be deemed to hold the attorney-client privilege with respect to all such Procopio Files.

Article 11

DEFINITIONS

11.1         Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Acquirer” has the meaning ascribed to it in the forepart of this Agreement.

“Acquirer Loan” shall mean the indebtedness evidenced by that certain note purchase agreement dated August 29, 2014, and as amended from time to time, between Acquirer and the Company.

“Acquirer Loan Amount” shall mean the amount of indebtedness (principal and accrued interest) owed by the Company to the Acquirer pursuant to the Acquirer Loan, with interest calculated through and including November 2, 2015.

“Acquirer Plans” has the meaning ascribed to it in Section 5.15(b).

“Action” has the meaning ascribed to it in Section 3.7.

“Actions or Proceedings” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

“Advisory Group” has the meaning ascribed to it in Section 7.8(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Affiliate Contract” means any Contract between the Company and any of the directors, officers, stockholders or other Affiliates of the Company, including any Person in which a stockholder of the Company (either alone or through or together with any subsidiary thereof) has, directly or indirectly, an interest of 10% or more, including but not limited to the Investor Rights Agreement, Right of First Refusal and Co-Sale Agreement and Voting Agreement, each dated June 6, 2014, but excluding any agreement between the Company and any of its directors and officers with respect to the Company’s indemnification of such directors and officers for claims which arise as result of such parties’ service in such positions and the MSA and the Amendment.

“Aggregate Merger Consideration” means $21,675,000.

“Agreement” means this Agreement and Plan of Merger, including (unless the context otherwise requires) the Exhibits, the Schedules and the Disclosure Schedule, and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Amendment” has the meaning ascribed to it in Section 8.3(o).

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an executive officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Balance Sheet” has the meaning ascribed to it in Section 2.4(a).

“Balance Sheet Date” has the meaning ascribed to it in Section 2.4(a).

“Books and Records” means all files, documents, instruments, papers, books and records relating to the business, condition (financial or otherwise), results of operations or Assets and Properties of a Person, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange reorganization or other business combination transaction to which such Person is a party, (b) any sale, dividend or other disposition of all or substantially all of the capital stock, Assets and Properties of such Person (including by way of exclusive license or joint venture formation, but excluding non-exclusive licenses in connection with the sale of Company products in the ordinary course of business consistent with past practice) or (c) the entering into of any agreement or understanding, the granting of any rights or options, with respect to any of the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in San Francisco, California are authorized or obligated to close.

“Cap” has the meaning ascribed to it in Section 7.5(b).

“Certificate of Merger” has the meaning set forth in Section 1.1.

“Certificates” has the meaning ascribed to it in Section 1.10.

“Closing” means the closing of the transactions contemplated by Section 1.2.

“Closing Date” has the meaning ascribed to it in Section 1.2.

“Closing Merger Consideration” shall mean the Total Purchase Price plus the aggregate exercise price of all Vested Company Options and Company Warrants, less the Holdback Merger Consideration, less the Special Holdback Amount, less the Expense Fund Amount.

“Closing Per Share Amount” shall mean the quotient obtained by dividing the Closing Merger Consideration amount by the Fully Diluted Share Number.

“COBRA” has the meaning ascribed to it in Section 2.12(b).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall mean Bretelon, Inc., a Delaware corporation.

“Company Accounting Principles” shall have meaning ascribed to it in Section 2.4(a).

“Company Common Stock” shall mean the common stock of the Company.

“Company D&O Tail Policy” has the meaning ascribed to it in Section 5.12(b).

“Company Employees” has the meaning ascribed to it in Section 2.13(a).

“Company Equity Awards” means all Company Options, Company Warrants, Company Stock Purchase Rights and any other right to purchase or any security convertible into shares of Company Common Stock.

“Company Indemnified Parties” has the meaning ascribed to it in Section 5.12(a)

“Company Intellectual Property” shall mean any Intellectual Property that (a) is owned by the Company; (b) is licensed to the Company; (c) was developed or created by or for the Company or (d) is used in or necessary for the conduct of the business of the Company as presently or heretofore conducted or as proposed to be conducted, including any Intellectual Property created by any of the Company’s founders, employees, independent contractors or consultants for or on behalf of the Company.

“Company Option(s)” means an option to purchase shares of Company Common Stock.

“Company Paid Payables” means the accounts payable of the Company paid by the Company from August 23, 2015 through Closing set forth on Schedule D.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, the Company.

“Company Stockholder Action” has the meaning ascribed to it in Section 5.1.

“Company Stockholders Meeting” has the meaning ascribed to it in Section 2.25.

“Company Stock Plans” has the meaning ascribed to it in Section 2.3(c).

“Company Stock Purchase Right” means a right to purchase Company Common Stock, other than Company Options and Company Warrants, listed in Section 2.3 of the Disclosure Schedule.

“Company Third Party Expenses” means all fees and expenses incurred by the Company in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, as well as all tax withholdings (including the full principal amount and all accrued, unpaid interest) as are owing by holders of the Company Equity Awards, including the employer share of all employment taxes with respect to Company Equity Awards or other payments in connection with consummation of this Agreement, in connection with consummation of the Merger and the transactions contemplated herein, including, but not limited to, any fees or expenses incurred in connection with the termination of the status as a participating employer in any Employee Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code.

“Company Warrants” means any and all warrants to purchase Company Common Stock, including the warrants listed in Section 2.3 of the Disclosure Schedule.

“Competing Proposed Transaction” has the meaning ascribed to it in Section 4.2(a).

“Confidentiality Agreement” has the meaning ascribed to it in Section 5.3.

“Continuing Employees” has the meaning ascribed to it in Section 5.15(b).

“Contract” means any legally binding agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or business arrangement (whether written or oral), including but not limited to purchase orders.

“Current Balance Sheet” has the meaning ascribed to it in Section 2.4.

“Delaware Code” means the Delaware General Corporation Law and all amendments thereto.

“Disclosure Schedule” means the schedules delivered to Acquirer by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2 or otherwise.

“Dissenting Shares” has the meaning ascribed to it in Section 1.8.

“Effective Time” has the meaning ascribed to it in Section 1.2.

“Effective Time Holder” shall mean a holder of Company Common Stock, Company Option or Company Warrant as of immediately prior to the Effective Time (other than a holder of solely shares of Company Common Stock which constitute and remain Dissenting Shares and other than a holder of a Company Option or Company Warrant who fails to execute and deliver the Option Acknowledgment or Warrant Acknowledgement within the timeframe required under Section 1.7).

“Employee Benefit Plan” means any (i) “employee benefit plan” as defined in ERISA Section 3(3), (ii) nonqualified deferred compensation, profit-sharing, supplementary retirement, or retirement plan, (iii) group or individual health, stock purchase, stock option, severance pay, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other cash- or equity-incentive compensation, life insurance, retention, Company provided loans, workers’ compensation, cafeteria, disability, travel, dental, dependent care, long-term care, legal, counseling, vision, tuition, employee assistance or other welfare or fringe benefit or any other plan, program, Contract or arrangement, whether or not subject to ERISA, which is established, sponsored, maintained or contributed to, or required to be contributed to, by the Company or any of its ERISA Affiliates, or to which the Company or any of its ERISA Affiliates is a party, for the benefit of any current or former director, officer, employee or consultant of the Company.

“Employment and Services Agreements” has the meaning ascribed to in Section 2.13(c).

“Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

“Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company, as defined in Section 414 of the Code.

“Expense Fund” has the meaning ascribed to it in Section 7.8(d).

“Expense Fund Amount” has the meaning ascribed to it in Section 7.8(d).

“Expense Fund Per Share Amount” shall mean the quotient obtained by dividing the Expense Fund Amount amount by the Fully Diluted Share Number.

“Expense Fund Distribution Date” has the meaning ascribed to it in Section 7.8(d).

“FASB” means the Financial Accounting Standards Board.

“FCPA” has the meaning ascribed to it in Section 2.19.

“Financial Statements” has the meaning ascribed to it in Section 2.4(a).

“Fully Diluted Share Number” means (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares owned by the Company which are to be cancelled and retired in accordance with Section 1.6(a)), and for the sake of clarity, including the number of shares of Company Common Stock held by Acquirer as a result of the purchase of such shares pursuant to Section 5.18 hereunder, plus (b) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Vested Company Options and Company Warrants outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the NASDAQ Stock Market.

“Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products or derivatives, chlorinated solvents, nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; or (c) any other chemical, material, substance, pollutant or waste which is regulated by any Governmental or Regulatory Authority.

“Holdback Merger Consideration” shall mean $500,000.00.

“Holdback Distribution Date” shall mean the first anniversary of the Closing Date.

“Holdback Per Share Amount” shall mean the quotient obtained by dividing the Holdback Merger Consideration amount by the Fully Diluted Share Number.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Person” has the meaning ascribed to it in Section 7.3(a).

“Information Statement” has the meaning ascribed to it in Section 2.25.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

“Interim Financial Statements” means the unaudited balance sheet of the Company as of the Balance Sheet Date, and the related unaudited income statement and statement of cash flows for the Balance Sheet Date.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

“Key Employees” shall mean those individuals set forth on Schedule B.

“Knowledge” or words of similar import mean, with respect to the Company, the actual knowledge after reasonable inquiry of those individuals set forth on Schedule C; provided, however, that a party shall be deemed to have actual “knowledge” of a fact or matter if in exercising reasonable care an officer, director or other employee of such party would be expected to discover or become aware of that fact or matter in the course of carrying out his or her duties and responsibilities on behalf of such party.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority, in each case as in effect on the date hereof.

“Lease Documents” has the meaning ascribed to it in Section 2.8(b).

“Leased Real Property” has the meaning ascribed to it in Section 2.8(b).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental or Regulatory Authority or any arbitrator or arbitration panel.

“Legal Requirements” means any U.S. federal, state, local, municipal or other (and any non-U.S.) law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of the NASDAQ Stock Market).

“Letter of Acknowledgement” has the meaning ascribed to it in Recital B.

“Letter of Transmittal” has the meaning ascribed to it in Section 1.10(a).

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, asserted or unasserted, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Losses” shall mean losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, special or punitive damages, except to the extent punitive damages are actually awarded to a Governmental or Regulatory Authority or other third party.

“Material Adverse Effect.” A violation, circumstance, change, effect or other matter is deemed to have a “Material Adverse Effect” on (a) the Acquirer, if such violation, circumstance, change, effect or other matter, either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters, has a material adverse effect on the Acquirer and its subsidiaries, taken as a whole, or would impair, prevent or delay the Acquirer’s performance of its obligations under this Agreement or on the ability of the Acquirer to consummate the transaction contemplated hereby, or (b) the Company, if such violation, circumstance, change, effect or other matter, either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters, has a material adverse effect on the Company, or would impair, prevent or delay the Company’s performance of its obligations under this Agreement or on the ability of the Company to consummate the transaction contemplated hereby; provided, that for purposes of this Agreement, a Material Adverse Effect on either the Acquirer or the Company shall not include the effect of (i) changes to the industry or markets in which the business of a party or its subsidiaries operates, (ii) the execution, delivery, pendency, announcement or disclosure of this Agreement and the transactions contemplated herein, including the impact thereof on the relationships of a party or any of its subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom a party or any of its subsidiaries has any relationship, excluding any litigation brought by stockholders of a party in connection with the transactions contemplated hereby, (iii) general economic, regulatory or political conditions or changes, (iv) changes in or the condition of financial, banking or securities markets, (v) military action or any act of terrorism, (vi) changes in law or GAAP after the date hereof, or (vii) compliance with the terms of this Agreement or in the case of the Company, compliance with any request of Acquirer; provided, however, for subsections (i), (iii), (iv), and (v) above, except with respect to changes that disproportionately affect the Company or Acquirer or its respective subsidiaries relative to other participants in the industries in which the party and its subsidiaries operate.

“Merger” has the meaning ascribed to it in Recital A to this Agreement.

“Merger Sub” has the meaning ascribed to it in the forepart of this Agreement.

“MSA” has the meaning ascribed to it in Section 8.3(o).

“Noncompetition Agreements” has the meaning ascribed to it in Recital B.

“Offered Employees” has the meaning ascribed to it in Section 5.15(a).

“Officer’s Certificate” has the meaning ascribed to it in Section 7.6(a).

“Option Acknowledgements” has the meaning ascribed to it in Section 1.7.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Payment Agent” has the meaning ascribed to it in Section 1.9(a).

“Payment Schedule” has the meaning ascribed to it in Section 1.9(b).

“PEO Plan” means each Employee Benefit Plan that is sponsored and maintained by TriNet HR Corporation or one of its affiliates.

“Permitted Indebtedness” means the Company’s Indebtedness as set forth on Attachment A to the Disclosure Schedule.

“Permitted Liens” means (i) statutory liens for Taxes or other payments that are not yet due and payable; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (v) statutory purchase money liens.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Pre-Closing Tax Period” has the meaning ascribed to it in Section 7.12.

“Procopio” has the meaning ascribed to it in Section 10.13.

“Procopio Files” has the meaning ascribed to it in Section 10.13.

“Pro Rata Share” means, with respect to any Effective Time Holder, an amount equal to the quotient obtained by dividing (i) the sum of (a) the aggregate number of shares of Company Common Stock owned by such Effective Time Holder immediately prior to the Effective Time, plus (b) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Vested Company Options and Company Warrants owned by such Effective Time Holder immediately prior to the Effective Time by (ii) the Fully Diluted Share Number.

“PTO” means the United States Patent and Trademark Office.

“Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, other registrations or applications to trademarks or service marks, or trademarks or service marks in which common law rights are owned or otherwise controlled; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

“Representatives” has the meaning ascribed to it in Section 2.22.

“Required Stockholder Approvals” means the affirmative vote of the holders of over eighty-seven percent (87%) of the outstanding shares of the Company Common Stock (such outstanding shares which shall include the shares held by Acquirer pursuant to Section 5.18).

“Source Code” has the meaning ascribed to it in Section 2.10(q).

“Special Holdback Amount” shall mean $159,000.

“Special Holdback Distribution Date” has the meaning ascribed to it in Section 7.1(c).

“Special Holdback Per Share Amount” shall mean the quotient obtained by dividing the Special Holdback Amount by the Fully Diluted Share Number.

“Specified Individual” has the meaning ascribed to it in Section 7.1(c).

“Specified Liabilities” shall mean (a) all or any portion of the liabilities set forth on Schedule A that remain outstanding as of immediately prior to the Closing, plus (b) any additional Indebtedness incurred by the Company prior to the Closing.

“Specified Representations” has the meaning ascribed to it in Section 7.5(a).

“Spreadsheet” has the meaning ascribed to it in Section 2.3(b).

“Stockholder Representative” has the meaning ascribed to it in the Preamble.

“Stockholder Representative Expenses” has the meaning ascribed to it in Section 7.8(b).

“Stockholder Agreement” has the meaning ascribed to it in Recital B.

“Straddle Period” has the meaning ascribed to it in Section 6.1.

“subsidiary” means any Person in which the Company or Acquirer, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least a majority of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

“Surviving Corporation” has the meaning ascribed to it in Section 1.1.

“Tax(es)” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (a) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums, and other tax obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (b) any liability for the payment of amounts referred to in (a) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (c) any liability for amounts referred to in (a) or (b) as a result of any obligations to indemnify another person or as a result of being a successor in interest or transferee of another person.

“Tax Contest” has the meaning ascribed to it in Section 6.2.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

“Threshold” has the meaning ascribed to it in Section 7.5(a).

“Total Purchase Price” means an amount equal to (a) the Aggregate Merger Consideration minus (b) the Specified Liabilities minus (c) the Acquirer Loan Amount minus (d) Company Third Party Expenses and (e) plus the Company Paid Payables.

“Unvested Company Options” means Company Options (or portions thereof) that are not vested as of immediately prior to the Effective Time.

“Vested Company Options” means Company Options (or portions thereof) that are vested as of immediately prior to the Effective Time.

“WARN Act” has the meaning ascribed to in Section 2.12(a).

“Warrant Acknowledgements” has the meaning ascribed to it in Section 1.7.

“Written Consent” has the meanings ascribed to it in Section 5.1.

IN WITNESS WHEREOF, Acquirer and the Company have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

BRETELON, INC.		SIGMA DESIGNS, INC.

By	/s/ Christopher Williams	By	/s/ Thinh Tran

Name:	Christopher Williams	Name:	Thinh Tran

Title:	President & COO	Title:	President & CEO

TORREY ACQUISITION CORP.		FORTIS ADVISORS LLC, as the Stockholder Representative

By	/s/ Thinh Tran	By	/s/ Richard G. Fink

Name:	Thinh Tran	Name:	Rick Fink

Title:	President	Title:	CEO & Managing Director